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                                                                   EXHIBIT 10.10

                                 LOAN AGREEMENT

      THIS LOAN AGREEMENT (this "Agreement") is made as of October 1, 2002 (the "Closing Date"), by and between GE CAPITAL FRANCHISE FINANCE CORPORATION, a Delaware corporation ("Lender"), and SCS FINANCE I, L.P., a Delaware limited partnership ("Borrower").

                                   AGREEMENT:

      In consideration of the mutual covenants and provisions of this Agreement, the parties agree as follows:

      1. DEFINITIONS. The following terms shall have the following meanings for all purposes of this Agreement:

      "ADA" means the Americans with Disabilities Act of 1990, as such act may be amended from time to time.

      "Affiliate" means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, "controls", "under common control with" and "controlled by" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

      "Affiliated Borrower" means SCS Finance II, L.P., a Delaware limited partnership.

      "Affiliated Borrower Loan Agreements" means, collectively, the Loan Agreement and Equipment Loan and Security Agreement, both dated as of the date of this Agreement, between Lender and the Affiliated Borrower pursuant to which Lender is making mortgage and equipment loans to the Affiliated Borrower, as the same may be supplemented and amended from time to time.

      "Affiliated Borrower Loan Document" or "Affiliated Borrower Loan Documents" means, individually or collectively, as the context may require, the Affiliated Borrower Loan Agreements, the notes, deeds of trust or mortgages, environmental indemnity agreements and other documents or instruments contemplated by the Affiliated Borrower Loan Agreements, all as amended and supplemented from time to time.

      "Applicable Regulations" means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Premises, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, all applicable standards of the National Board of Fire Underwriters and the ADA and rules of common law, in each case, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to any of the Borrower Parties or any of the Lessee Parties, each as in effect on the date of determination.

      "Borrower Parties" means, collectively, Borrower and any guarantors of the Loans now or in the future (including, in each case, any predecessors-in-interest), as applicable.

      "Business Day" means any day on which Lender is open for business other than a Saturday, Sunday or a legal holiday, ending at 5:00 P.M. Phoenix, Arizona time.

      "Change of Control" means a change in control of any of the Borrower Parties occurring as a result of: (i) any merger or consolidation by any of the Borrower Parties, as applicable, with or into any other entity other than another entity controlled by Alon Israel Oil Company Ltd. or any successor in interest thereto; or (ii) if any "Person" as defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in
Section 13(d) of the Exchange Act, who, subsequent to the Closing, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of any of the Borrower Parties, as applicable, representing 50% or more of the combined voting power of that Borrower Party's then outstanding securities (other than indirectly as a result of the redemption by any of the

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Borrower Parties, as applicable, of its securities) including, without limitation, a change in control resulting from direct or indirect transfers of voting stock or partnership, membership or other ownership interests, whether in one or a series of transactions; provided, however, that if no Event of Default, or events or circumstances which with the giving of notice or passage of time will result in an Event of Default, then exists (except for an environmental default being cured in accordance with Section 9(3)), then no Change in Control of any of the Borrower Parties shall be deemed to have occurred if immediately following the event that would otherwise cause that Change in Control: (i) Lessee has an aggregate amount of partners' capital equal to or greater than the aggregate amount of the partners' capital of Lessee, as determined in accordance with GAAP immediately prior to that event and the Corporate Fixed Charged Coverage Ratio (as defined in the Lease) of Lessee determined for the last twelve full months occurring prior to that event is at least 1.5:1; or (ii) the rating agency then rating the debt of Guarantor has confirmed that the credit rating of Guarantor is no lower than its credit rating immediately prior to that event; and provided, further, no event that would otherwise be deemed to be a Change in Control hereunder as a result of any merger or consolidation of, or the transfer of the voting stock or other voting ownership interests in, Alon Israel Oil Company Ltd. shall be deemed to be a Change in Control under this Agreement or any other Loan Document. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any of the Borrower Parties, as applicable.

      "Closing" means the disbursement of the Loan Amounts by Title Company as contemplated by this Agreement.

      "Code" means Title 11 of the United States Code, 11 U.S.C. Sec. 101 et seq., as amended.

      "Confidential Information" means, except as otherwise contemplated by
Section 12.S, any proprietary or confidential or nonpublic information relating to Borrower and Lessee which is provided by Borrower or Lessee to Lender, provided that such information is confidential and is identified thereon as being confidential.

      "Default Rate" has the meaning set forth in the Notes.

      "Environmental Compliance Activities" means any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis or any evaluation relating to Hazardous Materials.

      "Environmental Condition" means any condition with respect to soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding any of the Premises, which would reasonably be expected to or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against any of the Borrower Parties, Lessee Parties or Lender by any third party (including, without limitation, any Governmental Authority), including, without limitation, any condition resulting from the operation of business at any of the Premises and/or the operation of the business of any other property owner or operator in the vicinity of the Premises and/or any activity or operation formerly conducted by any person or entity on or off any of the Premises.

      "Environmental Indemnity Agreement" means the environmental indemnity agreement dated as of the date of this Agreement executed by Borrower for the benefit of the Indemnified Parties and such other parties as are identified in such agreement with respect to the Premises, as the same may be amended or supplemented from time to time.

      "Environmental Insurer" means American International Specialty Lines Insurance Company, or such other environmental insurance company as Lender may select, and its successors and assigns.

      "Environmental Laws" means any applicable federal, state and local laws, statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities and common law, relating to Hazardous Materials or USTs and/or the protection of human health or the environment by reason of a Release or a Threatened Release of Hazardous Materials or USTs or relating to liability for or costs of Remediation, Environmental Compliance Activities, or prevention of Releases. "Environmental Laws" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations, rulings, orders or decrees promulgated

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                                       2
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pursuant thereto, and any state or local statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq.; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to USTs), 42 U.S.C. Sections 6901 et seq.; the Clean Water Act, 33 U.S.C. Sections 1251 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 7401 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; the Endangered Species Act, 16 U.S.C. Sections 1531 et seq. and the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq. "Environmental Laws" also includes, but is not limited to, any applicable federal, state and local laws, statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities and common law: conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the property; requiring notification or disclosure of Releases or other environmental condition of any of the Premises to any Governmental Authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements relating to Hazardous Materials or USTs in connection with permits or other authorizations required by Governmental Authorities; relating to the handling and disposal of Hazardous Materials; relating to nuisance, trespass or other causes of action related to Hazardous Materials; and relating to wrongful death, personal injury, or property or other damage in connection with the physical condition or use of any of the Premises by reason of the presence of Hazardous Materials or USTs in, on, under or above any of the Premises.

      "Environmental Lien" has the meaning set forth in Section 5.K(9).

      "Environmental Policies" means the environmental insurance policies issued by Environmental Insurer to Lender with respect to the Premises, which Environmental Policies shall be in form and substance satisfactory to Lender in its sole discretion.

      "Equipment" has the meaning given to such term in the Equipment Loan Agreement.

      "Equipment Loan Agreement" means that certain Equipment Loan and Security Agreement dated as of the date of this Agreement between Lender and Borrower, as the same may be amended or supplemented from time to time.

      "Equipment Loan Document" or "Equipment Loan Documents" means, individually or collectively, as the context may require, the Equipment Loan Agreement, the Equipment Notes and other documents or instruments contemplated by the Equipment Loan Agreement, all as amended or supplemented from time to time.

      "Equipment Note" and "Equipment Notes" have the meaning set forth in the Equipment Loan Agreement.

      "Event of Default" has the meaning set forth in Section 9.

      "FCCR Amount" has the meaning set forth in Section 9.A(7).

      "Fee" means an underwriting, valuation, processing and commitment fee equal to 1% of the sum of the Loan Amounts for all of the Premises.

      "Fixed Charge Coverage Ratio" has the meaning set forth in Section 6.J.

      "GAAP" means generally accepted accounting principles consistently applied and in effect in the United States of America from time to time.

      "Governmental Authority" means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority having jurisdiction or supervisory or regulatory authority over any of the Premises or any of the Borrower Parties.

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      "Guaranty" means the unconditional guaranty of payment and performance dated as of the date of this Agreement executed by Alon USA, Inc., a Delaware corporation, for the benefit of Borrower with respect to the Lease.

      "Hazardous Materials" means (a) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment containing dielectric fluid having levels of polychlorinated biphenyls in excess of applicable standards established by any Governmental Authority, or any petroleum product or additive; (c) any substance, gas, material or chemical which is now or hereafter defined as or included in the definition of "hazardous substances," "toxic substances," "hazardous materials," "hazardous wastes," "regulated substances" or words of similar import under any Environmental Laws, including, without limitation, "petroleum" and "petroleum-based substances" or any similar terms described or defined in any Environmental Laws and any applicable federal, state, county or local laws applicable to or regulating USTs; and (d) any other chemical, material, gas or substance the exposure to or release of which is prohibited, limited or regulated by any Governmental Authority that asserts or may assert jurisdiction over any of the Premises or the operations or activity at any of the Premises, or any chemical, material, gas or substance that does or is reasonably likely to pose a hazard to the health and/or safety of the occupants of any of the Premises or the owners and/or occupants of property adjacent to or surrounding any of the Premises.

      "Indemnified Parties" means Lender, Environmental Insurer, the trustees under the Mortgages, if applicable, and any person or entity who is or has been involved in the origination of the Loans, any person or entity who is or has been involved in the servicing of the Loans, any person or entity in whose name the encumbrance created by any of the Mortgages is or has been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Loans (including, but not limited to, investors in any Securitization, Participation or Transfer, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in any of the Loans for the benefits of third parties), as well as the respective directors, officers, shareholders, partners, members, employees, lenders, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, and successors and assigns of any and all of the foregoing (including, but not limited to, any other person or entity who holds or acquires or will have held a participation or other full or partial interest in any of the Loans or any of the Premises, whether during the term of the Loans or as a part of or following a foreclosure of any of the Loans and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender's assets and business).

      "Indemnity Agreements" means all indemnity agreements executed for the benefit of any of the Borrower Parties, Lessee Parties or any prior owner, lessee or occupant of the Premises in connection with Hazardous Materials or USTs, including, without limitation, the right to receive payments under such indemnity agreements.

      "Lease" means the master lease between Borrower, as lessor, and Lessee, as lessee, with respect to the Premises, together with all amendments, modifications and supplements thereto.

      "Lender Entities" means, collectively, Lender (including any predecessor-in-interest to Lender) and any Affiliate of Lender (including any Affiliate of any predecessor-in-interest to Lender).

      "Lessee" means Southwest Convenience Stores, LP, a Texas limited partnership, and its successors.

      "Lessee Parties" means, collectively, Lessee and any guarantors of the Lease, now or in the future (including, in each case, any predecessors-in-interest to Lessee).

      "Loan" or "Loans" means, as the context may require, the loan for each Premises, or the loans for all of the Premises, described in Section 2.

      "Loan Amount" or "Loan Amounts" means, as the context may require, the aggregate amount set forth in Section 2 or, with respect to each Premises, the individual amount set forth in Exhibit A.

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      "Loan Document" or "Loan Documents" means, individually or collectively, as the context may require this Agreement, the Notes, the Mortgages, the Environmental Indemnity Agreement, the UCC-1 Financing Statements, and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be supplemented or amended from time to time.

      "Loan Pool" means:

      (i) in the context of a Securitization, any pool or group of loans that are a part of such Securitization;

      (ii) in the context of a Transfer, all loans which are sold, transferred or assigned to the same transferee; and

      (iii) in the context of a Participation, all loans as to which participating interests are granted to the same participant.

      "Material Adverse Effect" means a material adverse effect on (i) any of the Premises, including, without limitation, the operation of any of the Premises as a Permitted Concept, or (ii) Borrower's ability to perform its obligations under the Loan Documents.

      "Mortgage" or "Mortgages" means, as the context may require, the deed of trust or mortgage dated as of the date of this Agreement executed by Borrower for the benefit of Lender with respect to a Premises or the deeds of trust or mortgages dated as of the date of this Agreement executed by Borrower for the benefit of Lender with respect to all of the Premises, as the same may be amended, modified, restated and/or supplemented from time to time, and any and all replacements or substitutions thereof. A Mortgage has been executed for each Premises.

      "Note" or "Notes" means, as the context may require, the promissory note dated as of the date of this Agreement executed by Borrower in favor of Lender evidencing a Loan with respect to a Premises or the promissory notes dated as of the date of this Agreement executed by Borrower in favor of Lender evidencing the Loans with respect to all of the Premises, as the same may be amended, restated and/or substituted from time to time, including, without limitation, as a result of the payment of the FCCR Amount pursuant to Section 9. A Note has been executed for each Premises in the Loan Amount corresponding to such Premises.

      "Obligations" has the meaning set forth in the Mortgages.

      "Other Agreements" means, collectively, all agreements and instruments between, among or by (1) any of the Borrower Parties, Affiliated Borrowers, and/or any other Affiliate of any of the Borrower Parties (including any Affiliate of any predecessor-in-interest to any of the Borrower Parties), and, or for the benefit of, (2) any of the Lender Entities, including, without limitation, promissory notes and guaranties; provided, however, the term "Other Agreements" shall not include the agreements and instruments defined as the Loan Documents, Equipment Loan Documents, the Affiliated Borrower Loan Documents, or any agreements or instruments between, among or by (a) Lessee and/or any guarantor, and, or for the benefit of (b) any of the Lender Entities.

      "Participation" means one or more grants by Lender or any of the other Lender Entities to a third party of a participating interest in notes evidencing obligations to repay secured or unsecured loans owned by Lender or any of the other Lender Entities or any or all servicing rights with respect thereto.

      "Permitted Amounts" means, with respect to any given level of Hazardous Materials, that level or quantity of Hazardous Materials in any form or combination of forms the presence, use, storage, release or handling of which does not constitute a violation of any Environmental Laws and is customarily employed in the ordinary course of, or associated with, similar businesses located in the states in which the Premises are located.

      "Permitted Concept" means the operation of each Premises as a recognized, regionally or nationally branded convenience store or convenience store brand used by Lessee for substantially all of its stores, with facilities for the sale of gasoline, which sells gasoline under the brand name "Fina" (or any variant thereof or successor brand thereto) or under any other national or brand name for gasoline having a similar or greater name

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recognition in the market area in which the Premises are located or any other brand to which Lender consents, in Lender's reasonable discretion.

      "Permitted Exceptions" means (i) those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policies issued by Title Company to Lender with respect to the Premises and approved by Lender in its sole discretion in connection with the closing of the Loans, (ii) liens or encumbrances created by, through or under the Lender or any Person claiming by or through Lender, (iii) liens or encumbrances for taxes, assessments or other governmental charges either not yet due or being contested by Borrower or Lessee in accordance with the Loan Documents or the Lease, (iv) the Master Lease, and (v) inchoate materialman's, mechanic's, workmen's, repairmen's or other like liens arising in the ordinary course of business and for amounts the payment of which either is not yet due or is being contested by Borrower or Lessee as may be permitted by the Loan Documents, provided that the nonpayment of such amount does not involve any material danger of sale, for forfeiture or loss of any part of the Premises, title thereto or any interest therein.

      "Permitted Recipients" means, collectively, Lender, its respective successors and assigns, the authorized employees, agents and representatives, lenders, purchasers, transferees, assignees, servicers, participants, investors, analysts, attorneys and advisors of Lender and their respective successors and assigns, and Governmental Authorities with regulatory authority over Lender and selected rating agencies with a need to know.

      "Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

      "Personal Property" has the meaning set forth in the Mortgages.

      "Premises" means the parcel or parcels of real estate corresponding to the FFC File Numbers and addresses identified on Exhibit A attached hereto, together with all rights, privileges and appurtenances associated therewith and all buildings, fixtures and other improvements now or hereafter located thereon (whether or not affixed to such real estate) and the Personal Property located thereon or related thereto. As used herein, the term "Premises" shall refer to either a singular property or all of the properties collectively, as the context may require.

      "Questionnaires" means the environmental questionnaires completed on behalf of the Borrower Parties with respect to the Premises and submitted to Environmental Insurer in connection with the issuance of the Environmental Policies.

      "Related Lease" means the master lease, dated as of the date of this Agreement, between the Affiliated Borrower, as lessor, and Lessee, as lessee, as amended or supplemented from time to time.

      "Release" means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials in violation of Environmental Laws or which may result in a Material Adverse Effect.

      "Remediation" means any response, remedial, removal, or corrective action, any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials or USTs required by any Environmental Law or any Governmental Authority, any actions to cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, and any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Release of Hazardous Materials or a Release of any USTs.

      "Restoration" has the meaning set forth in the Mortgages.

      "Securitization" means one or more sales, dispositions, transfers or assignments by Lender or any of the other Lender Entities to a special purpose corporation, trust or other entity identified by Lender or any of the other Lender Entities of notes evidencing obligations to repay secured or unsecured loans owned by Lender or any of the other Lender Entities (and, to the extent applicable, the subsequent sale, transfer or assignment of such notes to another special purpose corporation, trust or other entity identified by Lender or any of the other Lender Entities),

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and the issuance of bonds, certificates, notes or other instruments evidencing interests in pools of such loans, whether in connection with a permanent asset securitization or a sale of loans in anticipation of a permanent asset securitization. Each Securitization shall be undertaken in accordance with all requirements which may be imposed by the investors or the rating agencies involved in each such sale, disposition, transfer or assignment or which may be imposed by applicable securities, tax or other laws or regulations.

      "Substitute Documents" has the meaning set forth in Section 11.

      "Substitute Premises" means one or more parcels of real estate substituted for a Premises in accordance with the requirements of Section 11, together with all rights, privileges and appurtenances associated therewith and all buildings, fixtures and other improvements, equipment, trade fixtures, appliances and other personal property located thereon (whether or not affixed to such real estate). For purposes of clarity, where two or more parcels of real estate comprise a Substitute Premises, such parcels or interests shall be aggregated and deemed to constitute the Substitute Premises for all purposes of this Agreement.

      "Terrorism Laws" means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), and the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies and any other requirements of any Governmental Authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

      "Threatened Release" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any of the Premises which may result from such Release.

      "Title Company" means LandAmerica Financial Services/Lawyers Title Insurance Corporation (Phoenix National Division).

      "Transfer" means one or more sales, transfers or assignments by Lender or any of the other Lender Entities to a third party of notes evidencing obligations to repay secured or unsecured loans owned by Lender or any of the other Lender Entities or any or all servicing rights with respect thereto.

      "UCC" means, with respect to each Premises, the Uniform Commercial Code as in effect in the state in which such Premises is located.

      "UCC-1 Financing Statements" means such UCC-1 Financing Statements as Lender shall file with respect to the transactions contemplated by this Agreement.

      "USTs" means any one or combination of below or above ground tanks and associated piping systems used in connection with the storage, dispensing and general use of petroleum and petroleum-based substances.

      2. TRANSACTION. On the terms and subject to the conditions set forth in the Loan Documents, Lender shall make the Loans. The Loans will be evidenced by the Notes and secured by the Mortgages. Borrower shall repay, and may prepay (subject to the terms of the Note), the outstanding principal amount of the Loans together with interest thereon in the manner and in accordance with the terms and conditions of the Notes and the other Loan Documents. The aggregate Loan Amount shall be $13,600,000, allocated among the Premises as set forth on the attached Exhibit A. The Loans shall be advanced at the Closing in cash or otherwise immediately available funds subject to any prorations and adjustments required by this Agreement. The Premises shall be leased to the Lessee pursuant to the Lease and, at Closing, Borrower shall assign the Lease to Lender pursuant to the Mortgages.

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      3. ESCROW AGENT. Borrower and Lender hereby employ Title Company to act as escrow agent in connection with the transactions described in this Agreement and the Equipment Loan Agreement. Borrower and Lender will deliver to Title Company all documents, pay to Title Company all sums and do or cause to be done all other things necessary or required by this Agreement and the Equipment Loan Agreement, in the reasonable judgment of Title Company, to enable Title Company to comply herewith and to enable any title insurance policy provided for herein to be issued. Title Company shall not cause the transaction to close unless and until it has received written instructions from Lender and Borrower to do so. Title Company is authorized to pay, from any funds held by it for Lender's or Borrower's respective credit all amounts necessary to procure the delivery of such documents and to pay, on behalf of Lender and Borrower, all charges and obligations payable by them, respectively. Borrower will pay all charges payable by it to Title Company. Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Borrower and Lender or to interplead such documents and/or funds in an action brought in any such court. Deposit by Title Company of such documents and funds, after deducting therefrom its charges and its expenses and attorneys' fees incurred in connection with any such court action, shall relieve Title Company of all further liability and responsibility for such documents and funds. Title Company's receipt of this Agreement and opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of Title Company's agreement to be bound by the terms and conditions of this Agreement pertaining to Title Company. Disbursement of any funds shall be made by check, certified check or wire transfer, as directed by Borrower and Lender. Title Company shall be under no obligation to disburse any funds represented by check or draft, and no check or draft shall be payment to Title Company in compliance with any of the requirements hereof, until it is advised by the bank in which such check or draft is deposited that such check or draft has been honored. Title Company is authorized to act upon any statement furnished by the holder or payee, or a collection agent for the holder or payee, of any lien on or charge or assessment in connection with the Premises, concerning the amount of such charge or assessment or the amount secured by such lien, without liability or responsibility for the accuracy of such statement. The employment of Title Company as escrow agent shall not affect any rights of subrogation under the terms of any title insurance policy issued pursuant to the provisions thereof.

      4. CLOSING CONDITIONS. The obligation of Lender to consummate the transaction contemplated by this Agreement is subject to the fulfillment or waiver of each of the following conditions:

      A. Title Insurance Commitments. Lender shall have received for each of the Premises a preliminary title report and irrevocable commitment to insure title in the amount of the Loan relating to such Premises, by means of a mortgagee's, ALTA extended coverage policy of title insurance (or its equivalent in the jurisdiction in which the Premises are located), in the event such form is not issued in the jurisdiction where the Premises is located) issued by Title Company showing Borrower vested with good and marketable fee title in the real property comprising such Premises, committing to insure Lender's first priority lien upon and security interest in such real property subject only to Permitted Exceptions, and containing such endorsements as Lender may require.

      B. Survey. Lender shall have received a current TLTA or ALTA equivalent survey of each of the Premises located in Texas and a current ALTA survey of each of the Premises located in New Mexico, the form and substance of which shall be satisfactory to Lender in its reasonable discretion. Lender shall have obtained a flood certificate indicating that the location of each of the Premises is not within the 100-year flood plain or identified as a special flood hazard area as defined by the Federal Emergency Management Agency, or if any Premises is in such a flood plain or special flood hazard area, Borrower shall have provided Lender with evidence of flood insurance maintained on such Premises in amounts and on terms and conditions reasonably satisfactory to Lender.

      C. Environmental. Lender shall have completed such environmental due diligence of each of the Premises as it deems necessary or advisable in its sole discretion, including, without limitation, receiving an Environmental Policy with respect to each of the Premises, and Lender shall have approved the environmental condition of each of the Premises in its sole discretion.

      D. Compliance With Representations, Warranties and Covenants. All of the representations and warranties set forth in Section 5 shall be true, correct and complete as of the Closing Date, and Borrower shall be in compliance with each of the covenants set forth in Section 6 as of the Closing Date. No event shall have occurred or

SCS Finance I, L.P.
Mortgage Loan
condition shall exist or information shall have been disclosed by Borrower or discovered by Lender which has had or would be reasonably likely to have a material adverse effect on the Premises, any of the Borrower Parties or Lessee Parties.

      E. Proof of Insurance. Borrower shall have delivered to Lender certificates of insurance and copies of insurance policies showing that all insurance required by the Loan Documents (not including the Environmental insurance to be acquired by Lender) and providing coverage and limits satisfactory to Lender are in full force and effect.

      F. Legal Opinions. Borrower shall have delivered to Lender such legal opinions as Lender may reasonably require all in form and substance reasonably satisfactory to Lender and its counsel.

      G. Fee and Closing Costs. Borrower shall have paid the Fee to Lender and shall have paid all costs of the transactions described in this Agreement, including, without limitation, the cost of title insurance premiums and all endorsements required by Lender, as specified in Section 4.A above, survey charges, UCC and litigation search charges, the attorneys' fees of Borrower, reasonable attorneys' fees and expenses of Lender, the cost of the environmental due diligence undertaken pursuant to Section 4.C, including, without limitation, the cost of the Environmental Policies, Lender's reasonable site inspection costs and fees, stamp taxes, mortgage taxes, transfer fees, escrow, filing and recording fees and UCC filing and recording fees (including preparation, filing and recording fees for UCC continuation statements). Borrower shall have also paid all real and personal property and other applicable taxes and assessments and other charges relating to the Premises which are due and payable on or prior to the Closing Date as well as taxes and assessments due and payable subsequent to the Closing Date but which Title Company requires to be paid at Closing as a condition to the issuance of the title insurance policy described in Section 4.A.

      H. Other Closings. All of the transactions described in the Equipment Loan Agreement and the Affiliated Borrower Loan Agreements shall have closed prior to or concurrently with the Closing of the transactions described in this Agreement.

      I. Lease, Memoranda. Borrower and Lessee shall have executed and delivered the Lease, and a memorandum of master lease in recordable form for each of the Premises (the "Memoranda"). The Lease and the Memoranda shall be in form and substance reasonably satisfactory to Lender. Lessee shall have caused to be delivered to Borrower an executed Guaranty with respect to the Lease.

      J. Closing Documents. At or prior to the Closing Date, Lender and/or the Borrower Parties, as may be appropriate, shall have executed and delivered or shall have caused to be executed and delivered to Lender, or as Lender may otherwise direct, the Loan Documents and such other documents, payments, instruments and certificates, as Lender may require in form acceptable to Lender.

      Upon fulfillment or waiver of all of the above conditions, Lender shall deposit funds necessary to close this transaction with the Title Company and this transaction shall close in accordance with the terms and conditions of this Agreement.

      5. REPRESENTATIONS AND WARRANTIES OF BORROWER. The representations and warranties of Borrower contained in this Section are being made by Borrower as of the Closing Date to induce Lender to enter into this Agreement and consummate the transactions contemplated herein and shall survive the Closing. Borrower represents and warrants to Lender (and Environmental Insurer solely with respect to Section 5.K) as follows:

      A. Financial Information. Borrower has delivered to Lender certain financial statements and other information concerning the Borrower Parties in connection with the transaction described in this Agreement (collectively, the "Financial Information"). The Financial Information is true, correct and complete in all material respects; there have been no amendments to the Financial Information since the date such Financial Information was prepared or delivered to Lender. Borrower understands that Lender is relying upon the Financial Information and Borrower represents that such reliance is reasonable. All financial statements included in the Financial Information were prepared in accordance with GAAP and fairly present as of the date of such financial statements the financial

SCS Finance I, L.P.
Mortgage Loan
condition of each individual or entity to which they pertain. No change has occurred with respect to the financial condition of any of the Borrower Parties and/or the Premises as reflected in the Financial Information which has not been disclosed in writing to Lender that has had, or could reasonably be expected to result in, a Material Adverse Effect.

      B. Organization and Authority. Each of the Borrower Parties (other than individuals), as applicable, is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation. Borrower is qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in each state where the Premises are located, and each of the Borrower Parties is qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in any other jurisdiction where the failure to be qualified would reasonably be expected to result in a Material Adverse Effect. All necessary action has been taken to authorize the execution, delivery and performance by the Borrower Parties of this Agreement and the other Loan Documents. The person(s) who have executed this Agreement on behalf of Borrower are duly authorized so to do. Borrower is not a "foreign corporation," "foreign partnership," "foreign trust," "foreign estate" or "foreign person" (as those terms are defined by the Internal Revenue Code of 1986, as amended). Borrower's U.S. Federal Tax Identification number, Organization Identification number and principal place of business are correctly set forth on the signature page of this Agreement. None of the Borrower Parties, and no individual or entity owning directly or indirectly any interest in any of the Borrower Parties, is an individual or entity whose property or interests are subject to being "blocked" under any of the Terrorism Laws or is otherwise in violation of any of the Terrorism Laws.

      C. Enforceability of Documents. Upon execution by the Borrower Parties, this Agreement and the other Loan Documents to which Borrower is a party shall constitute the legal, valid and binding obligations of the Borrower Parties, respectively, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, fraudulent conveyance, fraudulent transfer, reorganization and other laws affecting the rights of creditors generally and general principles of equity.

      D. Litigation. There are no suits, actions, proceedings or investigations pending, or to its actual knowledge, threatened against or involving the Borrower Parties or any of the Premises before any arbitrator or Governmental Authority, except for such suits, actions, proceedings or investigations which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Material Adverse Effect.

      E. Absence of Breaches or Defaults. The Borrower Parties are not, and the authorization, execution, delivery and performance of this Agreement and the other Loan Documents will not result, in any breach or default under any other document, instrument or agreement to which any of the Borrower Parties is a party or by which any of the Borrower Parties, any of the Premises or any of the property of any of the Borrower Parties is subject or bound, except for such breaches or defaults which, individually or in the aggregate, have not had, and could not reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower Parties will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order. None of the Premises are subject to any right of first refusal, right of first offer or option to purchase or lease granted to a third party (other than the Lease).

      F. Utilities. Adequate public utilities are available at each of the Premises to permit utilization of each of the Premises as a Permitted Concept and all utility connection fees and use charges will have been paid in full prior to delinquency.

      G. Zoning; Compliance With Laws. Each of the Premises is in compliance with all applicable zoning requirements and the use of each of the Premises as a Permitted Concept does not constitute a nonconforming use under applicable zoning requirements, except, in each instance, where such noncompliance would not have a Material Adverse Effect,. The Borrower Parties and the Premises are in compliance with all Applicable Regulations except for such noncompliance which has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

SCS Finance I, L.P.
Mortgage Loan

      H. Area Development; Wetlands. No condemnation or eminent domain proceedings affecting any of the Premises have been commenced or, to Borrower's actual knowledge, are contemplated. None of the Premises and, to Borrower's actual knowledge, none of the real property bordering any of the Premises are designated by any Governmental Authority as a wetlands.

      I. Licenses and Permits; Access. All required licenses and permits, both governmental and private, to use and operate each of the Premises as a Permitted Concept are in full force and effect, except for such licenses and permits the failure of which to obtain has not had, and could not reasonably be expected to result in, a Material Adverse Effect. Adequate rights of access to public roads and ways are available to each of the Premises for unrestricted ingress and egress and otherwise to permit utilization of each of the Premises for their intended purposes, and all such public roads and ways have been completed and dedicated to public use.

      J. Condition of Premises. Each of the Premises, including the Personal Property, is in good condition and repair and well maintained, ordinary wear and tear excepted, fully equipped, operational, free from known structural defects, safe and properly lighted.

      K. Environmental. Except as disclosed in the Questionnaires, as amended and supplemented through the date of Closing:

      (1) None of the Premises nor any of the Borrower Parties are in violation of, or subject to, any pending or, to Borrower's actual knowledge, threatened investigation or inquiry by any Governmental Authority or to any remedial obligations under any Environmental Laws, which violation, investigation or inquiry would have a Material Adverse Effect, and this representation and warranty would continue to be true and correct following disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances, if any, pertaining to any of the Premises;

      (2) All permits, licenses or similar authorizations required to construct, occupy, operate or use any buildings, improvements, fixtures and equipment forming a part of any of the Premises by reason of any Environmental Laws have been obtained, or are pending, and Borrower has no reason to believe that such permits, licenses or similar authorizations that are pending will not be issued in due course, except where such failure to obtain any permit, license or authorization would not have a Material Adverse Effect;

      (3) Since the initial acquisition by and during the ownership of the Premises by Borrower and/or any Affiliate of Borrower or Lessee, and to Borrower's knowledge prior to such acquisition and ownership, no Hazardous Materials have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred, disposed of or otherwise Released in, on, under, from or about any of the Premises, except in Permitted Amounts;

      (4) None of the Premises contain Hazardous Materials, except in Permitted Amounts, and all USTs located on or about the Premises, if any, are in full compliance with all Environmental Laws, except where such noncompliance would not have a Material Adverse Effect;

      (5) To Borrower's knowledge, there is no threat of any Release migrating to any of the Premises in excess of Permitted Amounts;

      (6) Since the initial acquisition by and during the ownership of the Premises by Borrower and/or any Affiliate of Borrower or Lessee, and to Borrower's knowledge prior to such acquisition and ownership, there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any of the Premises, except where such noncompliance would not have a Material Adverse Effect;

      (7) None of the Borrower Parties has received any written notice or other communication from any person or entity (including but not limited to a Governmental Authority) relating to any Release of Hazardous Materials in excess of Permitted Amounts, or USTs or Remediation thereof, possible liability of any person or entity pursuant to any Environmental Law, other Environmental Conditions in connection with any of the Premises, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing;

SCS Finance I, L.P.
Mortgage Loan

      (8) All information known to any of the Borrower Parties or contained in the files of any of the Borrower Parties relating to any existing Environmental Condition or Releases of Hazardous Materials in, on, under or from any of the Premises, other than in Permitted Amounts, has been provided to Lender, including, without limitation, information relating to all prior Remediation (which provision of information was accomplished in part by delivering to representatives of Lender for their review and analysis the files of Lessee maintained by Lessee with respect to environmental matters relating to the Premises);

      (9) All of the Premises are free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law (the "Environmental Liens"); and none of the Borrower Parties has allowed any tenant or other user of any of the Premises to do any act on the Premises that materially increased the dangers to human health or the environment, posed an unreasonable risk of harm to any person or entity (whether that person or entity was on or off any of the Premises), impaired the value of any of the Premises in any material respect, is contrary to any requirement of any insurer insuring the Premises, constituted a public or private nuisance, or violated any covenant, condition, agreement or easement applicable to any of the Premises, except where such violation did not have a Material Adverse Effect on the Premises; and

      (10) The information and disclosures in the Questionnaires, as amended and supplemented through the date of Closing, are true, correct and complete in all material respects, and the person or persons executing the Questionnaires and any amendments and supplements thereto were duly authorized to do so; and

      (11) Each of the Borrower Parties is in compliance with the requirements of 40 C.F.R. Section 280 Subpart H - Financial Responsibility (or equivalent state law or regulation) with respect to all petroleum underground storage tanks or storage tank systems (as those terms are defined under 40 C.F.R. Section
280.12 or equivalent state law or regulation) owned or operated by any of the Borrower Parties or located on any of the Premises, except where such noncompliance would not have a Material Adverse Effect.

Environmental Insurer has charged a fee for the Environmental Policies, which Borrower has paid. Borrower acknowledges that the Environmental Policies are for the sole protection of Lender and will not protect Borrower or provide Borrower with any coverage thereunder. Borrower acknowledges and agrees that Environmental Insurer may rely on the environmental representations and warranties set forth in this subsection K, that Environmental Insurer is an intended third-party beneficiary of such representations and warranties and that Environmental Insurer shall have all rights and remedies available at law or in equity as a result of a breach of such representations and warranties, including, to the extent applicable, the right of subrogation.

      L. Title to Premises; First Priority Lien. Fee title to the real property comprising each of the Premises is vested in Borrower, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever, except the Permitted Exceptions. Borrower is the owner of all Personal Property, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever, and no Affiliate of Borrower owns any of the Personal Property. Upon Closing, Lender shall have a first priority lien upon and security interest in each of the Premises pursuant to the Mortgages and the UCC-1 Financing Statements.

      M. No Mechanics' Liens. There are no delinquent accounts payable or mechanics' liens in favor of any materialman, laborer, or any other person or entity in connection with labor or materials furnished to or performed on any portion of the Premises; and no work has been performed or is in progress nor have materials been supplied to the Premises or agreements entered into for work to be performed or materials to be supplied to the Premises prior to the date hereof, which will be delinquent on the date of the Closing.

      N. Nonconsolidation. (1) Borrower maintains correct and complete books and records of account separate from all other Persons. Where necessary or appropriate, Borrower has disclosed the nature of the transaction contemplated by the Loan Documents and Borrower's independent status to its creditors. The Premises, Equipment and related property represent all of the assets owned or leased by Borrower as of the date hereof, and Borrower has not commingled its assets and its liabilities with those of any other Person.

      (2) Borrower maintains its own checking account or accounts with commercial banking institutions separate from other Persons.

SCS Finance I, L.P.
Mortgage Loan

      (3) To the extent that Borrower shares the same employees with other Persons, the salaries of and the expenses related to providing benefits to such employees have been fairly and nonarbitrarily allocated among such Persons, with the result that each such Person bears its fair share of the salary and benefit costs associated with all such common employees.

      (4) To the extent that Borrower jointly contracts with other Persons to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing are, and at all times shall be, fairly and nonarbitrarily allocated among such Persons, with the result that each such Person bears its fair share of such costs. To the extent that Borrower contracts or does business with vendors or service providers where the goods or services provided are or shall be partially for the benefit of other Persons, the costs incurred in so doing are fairly and nonarbitrarily allocated to or among such Persons for whose benefit the goods or services are provided, with the result that each such Person bears its fair share of such costs.

      (5) To the extent that Borrower or other Persons have offices in the same location, there is a fair, appropriate and nonarbitrary allocation of overhead among them, with the result that each such Person bears its fair share of such expenses.

      (6) Borrower has not incurred any indebtedness, secured or unsecured, direct or indirect, absolute or contingent, including, without limitation, liability for the debts of any other Person (and Borrower has not held itself out as being liable for the debts of any other Person), other than the Loans, the loans may be made by Lender pursuant to the Equipment Loan Documents and trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances. Borrower is not a guarantor of any obligation.

      (7) Borrower is not presently a party to a pledge of its assets for the benefit of other Persons. Borrower has not made any loans or advances to any third party (including any Affiliate or constituent party of Borrower).

      (8) Borrower has conducted its affairs strictly in accordance with its organizational documents including Borrower's general partner's organizational documents and has observed all necessary, appropriate and customary formalities.

      (9) Borrower does not hold itself out to the public or to any of its individual creditors as being a unified entity with assets and liabilities in common with any other Person.

      (10) Borrower (a) is solvent, (b) is able to pay its obligations as they become due and (c) is not and shall not be engaged in any business or transaction for which its remaining capital is or may be unreasonably small.

      (11) Borrower has no actual intent to hinder, delay or defraud creditors in connection with any of the transactions contemplated herein or intent to incur (or belief that it is incurring) debts beyond its ability to pay the same as they mature.

      (12) Borrower has not, as to itself or as to other Persons, (a) commenced any case, proceeding or other action under any applicable law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Borrower or other Persons or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Borrower or its debts or other Persons or their debts or (b) sought appointment of a receiver, trustee, custodian or other similar official for Borrower or for all or any substantial part of its or other Person's assets or made a general assignment for the benefit of Borrower's creditors.

      6. COVENANTS. Borrower covenants to Lender (and Environmental Insurer solely with respect to Section 6.F) from and after the Closing Date and until all of the Obligations are satisfied in full, as follows:

SCS Finance I, L.P.
Mortgage Loan

      A. Payment of the Notes. Borrower shall punctually pay, or cause to be paid, the principal, interest and all other sums to become due in respect of the Notes and the other Loan Documents in accordance with the Notes and the other Loan Documents.

      B. Title. Borrower shall maintain good and marketable fee simple title to each of the Premises (other than the Personal Property located thereon or related thereto) and title to such Personal Property free and clear of all liens, encumbrances, charges and other exceptions to title, except the Permitted Exceptions. Lender shall have valid first liens upon and security interests in the Premises, including the Personal Property, pursuant to the Mortgages and the UCC-1 Financing Statements.

      C. Organization and Status of Borrower; Preservation of Existence. Each of the Borrower Parties (other than individuals), as applicable, shall be validly existing and in good standing under the laws of its state of incorporation or formation. Borrower shall be qualified as a foreign corporation, partnership or limited liability company to do business in each state where the Premises are located, and each of the Borrower Parties shall be qualified as a foreign corporation, partnership or limited liability company in any other jurisdiction where the failure to be qualified could reasonably be expected to result in a Material Adverse Effect. Borrower shall preserve its current form of organization and shall not change its legal name, its state of formation, nor, in one transaction or a series of related transactions, merge with or into, or consolidate with, any other entity without providing, in each case, Lender with 30 days' prior written notice and obtaining Lender's prior written consent (to the extent such consent is required under Section 7 of this Agreement).

      D. Licenses and Permits. All required licenses and permits, both governmental and private, to use and operate each of the Premises as a Permitted Concept shall be maintained in full force and effect.

      E. Compliance With Laws Generally. The use and occupation of each of the Premises, and the condition thereof, including, without limitation, any Restoration, shall comply with all Applicable Regulations now or hereafter in effect except where such failure to comply would not have a Material Adverse Effect. In addition, the Borrower Parties shall comply with all Applicable Regulations now or hereafter in effect except where such failure to comply would not have a Material Adverse Effect. Without limiting the generality of the other provisions of this Section, Borrower shall comply with the ADA, and all regulations promulgated thereunder, as it affects each of the Premises.

      F. Compliance With Environmental Laws. (1) The Premises, the Borrower Parties and any other operator or user of any of the Premises shall not be in violation of any Environmental Laws, except where such violation will not have a Material Adverse Effect or if a violation of an Environmental Law or Release or Environmental Condition occurs, Borrower promptly commences the Remediation within the cure period set forth in Section 9.A(3) and thereafter conducts and completes the Remediation of the Environmental Condition, Release or other event giving rise to such violation in accordance with the applicable Environmental Laws and the directives of any Governmental Authority having jurisdiction over such matter continuously and diligently until such Remediation is completed.

      (2) All uses and operations on or of each of the Premises, whether by Borrower or any other person or entity, shall be in compliance with all Environmental Laws and permits issued pursuant thereto, except where such noncompliance will not have a Material Adverse Effect.

      (3) There shall be no Releases or Hazardous Materials in, on, under or from any of the Premises, except in Permitted Amounts or where the Release or Hazardous Materials will not result in a Material Adverse Effect or Borrower shall promptly commence and conduct Remediation required by this Agreement and continuously and diligently pursue such Remediation until completion in accordance with applicable Environmental Laws and Section 9.A(3).

      (4) Borrower shall keep each of the Premises, or cause each of the Premises to be kept, free and clear of all Environmental Liens.

SCS Finance I, L.P.
Mortgage Loan

      (5) Borrower shall not do or allow any tenant or other user of any of the Premises to do any act that (a) materially increases the dangers to human health or the environment, (b) poses an unreasonable risk of harm to any person or entity (whether on or off any of the Premises), (c) may have a Material Adverse Effect, (d) is contrary to any requirement of any insurer (other than those of the Environmental Insurer except to the extent Borrower is notified of those requirements) necessary to permit insurance required to be maintained on the Premises to be maintained in full, (e) constitutes a public or private nuisance, or (f) violates any covenant, condition, agreement or easement applicable to any of the Premises if such violation would have a Material Adverse Effect.

      (6) Borrower shall promptly notify Lender in writing upon Borrower obtaining actual knowledge of:

            (a) any Releases or Threatened Releases in, on, under, from or migrating towards any of the Premises, in excess of Permitted Amounts, including, without limitation, the presence on or under any of the Premises, or the escape, seepage, leakage, spillage, discharge, emission or release from any USTs on, above or under any of the Premises, of any Hazardous Materials, apparent or real, in excess of Permitted Amounts;

            (b) any non-compliance with any Environmental Laws related in any way to any of the Premises;

            (c) any Environmental Lien or any act or omission which could reasonably be expected to result in the imposition of an Environmental Lien;

            (d) any required or proposed Environmental Compliance Activities or Remediation of environmental conditions relating to any of the Premises, including, without limitation, any and all enforcement, clean-up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Environmental Laws affecting any of the Premises;

            (e) any written notice or other communication of which any of the Borrower Parties becomes aware from any credible source whatsoever (including but not limited to a Governmental Authority) relating in any way to the presence of Hazardous Materials at the Premises in excess of Permitted Amounts, the Release of Hazardous Material from or adjacent to the Premises, including from USTs located thereon, or Remediation thereof, noncompliance with any Environmental Law or possible liability of any Person pursuant to any Environmental Law with respect to the Premises, other Environmental Conditions, in each case in connection with any of the Premises, or any actual or threatened administrative or judicial proceedings in connection with the Premises or Borrower; or

            (f) any investigation or inquiry initiated by any Governmental Authority relating to the Environmental Condition of any of the Premises.

      (7)   Borrower shall, or shall cause Lessee to:

            (a) perform any environmental site assessment or other investigation of environmental conditions in connection with any of the Premises as may be reasonably requested by Lender (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender and Environmental Insurer the reports and other results thereof, and Lender, Environmental Insurer and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; and

            (b) have the Premises inspected as may be required by any Environmental Laws for seepage, spillage and other environmental concerns. If any USTs are located at any of the Premises, Borrower shall maintain and monitor such USTs in accordance with all Environmental Laws. Borrower shall provide Lender with written certified results of all inspections performed on any of the Premises. Subject to Section 6.F.(9) below, all costs and expenses associated with the inspection, preparation and certification of results, as well as those associated with any corrective action, shall be paid by Borrower or Lessee. All inspections and tests performed on any of the Premises pursuant to the requirements of Environmental

SCS Finance I, L.P.
Mortgage Loan

      Laws or relating in any manner to a possible Release of Hazardous Materials shall be conducted in compliance with all Environmental Laws.

      (8) Borrower shall, or shall cause Lessee to, at its sole cost and expense, and without limiting the rights of Lender under any other provision of this Agreement, including, without limitation, subsection (12), comply with all reasonable written requests of Lender to:

            (a) reasonably effectuate Remediation of any Environmental Condition (including but not limited to a Release) in, on, under or from any of the Premises;

            (b) comply with any Environmental Law; and

            (c) comply with any directive from any Governmental Authority except to the extent Borrower or Lessee is contesting any such directive in accordance with Applicable Regulations and in circumstances that do not result in any risk of the sale or forfeiture of the Premises subject to the directive or would not result in a Material Adverse Effect.

      (9) Lender, Environmental Insurer and any other person or entity designated by Lender, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon any of the Premises during normal business hours after two Business Days' prior notice, or at any time in the event of an emergency or if an Event of Default has occurred and is continuing (including without limitation in connection with any Securitization, Participation or Transfer contemplated by this Agreement or in connection with the exercise of any remedies set forth in the Mortgages or the other Loan Documents) to assess any and all aspects of the environmental condition of any of the Premises and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender's sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing so long as such assessment or other action does not unreasonably interfere with the operation of the Premises. Borrower shall cooperate with and provide access to Lender, Environmental Insurer and any such person or entity designated by Lender. Any assessment and investigation made pursuant to Section 6.F.(7) or (9) shall be at Borrower's sole cost and expense if, at the time Lender undertakes such assessment or investigation, Lender has a reasonable basis for believing that a Release in excess of Permitted Amounts has occurred at the Premises at which such inspection or assessment takes place, or if Borrower is in breach of the covenants set forth in Section 6.J. herein or Lessee is in breach of the covenant set forth in Section 59 of the Master Lease, but neither Lender nor Borrower has declared an Event of Default hereunder or under the Master Lease, or if an Event of Default has occurred and is continuing. Otherwise, any such assessment and investigation shall be at Lender's sole cost and expense.

      (10) All Environmental Laws regarding USTs shall be complied with, including, without limitation, any of such regulations or requirements which impose (a) technical standards, including, without limitation, performance, leak prevention, leak detection, notification reporting and record keeping, (b) corrective action with respect to confirmed and suspected Releases, and (c) financial responsibility for the payment of costs of corrective action and compensation to third parties for injury and damage resulting from Releases.

      (11) Borrower shall satisfy the requirements for financial responsibility set forth in 40 C.F.R. Section 280.93 Subpart H (or equivalent state law or regulation). Borrower shall specifically designate Lender (and any successor to Lender) as the beneficiary of such insurance, guarantee, bond, letter of credit or trust fund as is used to satisfy the obligations of 40 C.F.R. Section 280.93 (or equivalent state law or regulation) and to provide Lender with proof of that designation. In the event Borrower changes its method of establishing financial responsibility under 40 C.F.R. Section 280.93 (or equivalent state law or regulation), Borrower shall re-designate Lender (and any successor to Lender) as beneficiary under the new mechanism used to establish compliance with 40 C.F.R.
Section 280.93 (or equivalent state law or regulation) and provide documentation of that fact to Lender within 10 days of that re-designation. In the event that any state that has not delegated UST authority to the U.S. Environmental Protection Agency, has a law or regulation that imposes less stringent requirements or financial assurance standards than 40 C.F.R. Section 280.93, Borrower shall nevertheless satisfy the requirements and financial assurance standards of 40 C.F.R. Section 280.93.

SCS Finance I, L.P.
Mortgage Loan

Borrower shall notify Lender and any provider of financial assurance issued pursuant to 40 C.F.R. Section 280.93 Subpart H of any matter required to be reported by 40 C.F.R. Section 280.93.

      (12) Upon any Release, escape, seepage, leakage, spillage, discharge, emission or release from any USTs on, above or under any of the Premises of any Hazardous Materials, Borrower shall promptly remedy such situation in accordance with all Environmental Laws and any reasonable request of Lender. Should Borrower fail to remedy or cause the remedy of such situation in accordance with all Environmental Laws, Lender shall be permitted to take such actions in its sole discretion to remedy such situation and any reasonable costs and expenses incurred in connection therewith will be paid by Borrower.

      G. Financial Statements. Within 45 days after the end of the first three fiscal quarters and within 120 days after the end of each fiscal year of Borrower, Borrower shall deliver to Lender (a) complete financial statements of the Borrower Parties including a balance sheet, profit and loss statement, statement of cash flows and all other related schedules for the fiscal period then ended; (b) income statements for the business at each of the Premises; and
(c) such other financial information as Lender may reasonably request in order to establish compliance with the financial covenants in the Loan Documents, including, without limitation, Section 6.J of this Agreement. All such financial statements shall be prepared in accordance with GAAP from period to period, and shall be certified by Borrower (or the Treasurer or other appropriate officer of Borrower) to fairly present the financial condition of Borrower. The financial statements delivered to Lender need not be audited, but Borrower shall deliver to Lender copies of any audited financial statements of Borrower which may be prepared, as soon as they are available. Borrower shall also cause to be delivered to Lender copies of any financial statements required to be delivered to Borrower by Lessee pursuant to the Master Lease.

      H. Lost Note. Borrower shall, if any Note is mutilated, destroyed, lost or stolen (a "Lost Note"), promptly deliver to Lender, upon receipt from Lender of an affidavit and indemnity in a form reasonably acceptable to Lender and Borrower stipulating that such Note has been mutilated, destroyed, lost or stolen, in substitution therefor, a new promissory note containing the same terms and conditions as such Lost Note with a notation thereon of the unpaid principal and accrued and unpaid interest. Borrower shall provide fifteen (15) days' prior notice to Lender before making any payments to third parties in connection with a Lost Note.

      I. Inspections. Borrower shall, during normal business hours on two Business Days' prior telephonic notice (or at any time in the event of an emergency or if an Event of Default has occurred and is continuing), (1) provide Lender and Lender's officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to each of the Premises, all drawings, plans, and specifications for each of the Premises in possession of any of the Borrower Parties, all engineering reports relating to each of the Premises in the possession of any of the Borrower Parties, the files, correspondence and documents relating to each of the Premises, and the financial books and records, including lists of delinquencies, relating to the ownership, operation, and maintenance of each of the Premises (including, without limitation, any of the foregoing information stored in any computer files), (2) allow such persons to make such inspections, tests, copies, and verifications as Lender reasonably requests, and (3) if Borrower is in breach of the Fixed Charge Coverage Ratio requirement set forth in the following subsection J, pay expenses reasonably incurred by Lender from time to time in conducting such inspections, tests, copies and verifications upon demand (such amounts to bear interest at the Default Rate if not paid upon demand until paid).

      J. Fixed Charge Coverage Ratio. Borrower shall cause to be maintained an aggregate Fixed Charge Coverage Ratio with respect to all of the Premises of at least 1.25:1, for each fiscal year of Borrower. For purposes of this Section, the term "Fixed Charge Coverage Ratio" shall mean with respect to each fiscal year, the ratio calculated for such fiscal year, each as determined in accordance with GAAP, of (a) the sum of Net Income, Depreciation and Amortization, Interest Expense and Operating Lease Expense, less a corporate overhead allocation (equal to the sum of 3% of Gross Sales and 3% of Gross Gas Profits), to (b) the sum of the Lender Payments, Operating Lease Expense and the Equipment Payment Amount.

SCS Finance I, L.P.
Mortgage Loan

      For purposes of this Section, the following terms shall be defined as set forth below:

            "Capital Lease" shall mean any lease of any property (whether real, personal or mixed) with respect to one or more of the Premises which lease would, in conformity with GAAP, be required to be accounted for on a balance sheet as a capital lease. The term "Capital Lease" shall not include any operating lease.

            "Debt" shall mean as directly related to all of the Premises and the period of determination (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, indentures, notes or similar instruments,
      (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations under leases which should be, in accordance with GAAP, accounted for as Capital Leases, and (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

            "Depreciation and Amortization" shall mean with respect to all of the Premises the depreciation and amortization accruing during any period of determination as determined in accordance with GAAP.

            "Equipment Payment Amount" shall mean for any period of determination the sum of all amounts payable during such period of determination (without duplication of any amounts included in Operating Lease Expense) under all (i) leases for equipment located at one or more of the Premises and (ii) all loans secured by equipment located at one or more of the Premises, including, without limitation, the loans evidenced by the Equipment Loan Documents.

            "Gross Gas Profits' shall mean the difference between (i) motor vehicle fuel sales or other income arising from the sale of motor vehicle fuel at all of the Premises during the period of determination, minus (ii) the sum of sales tax and the actual costs paid for the motor vehicle fuel sold.

            "Gross Sales" shall mean the sales or other income arising from all business conducted at all of the Premises (other than motor vehicle fuel sales or other income arising from the sale of motor vehicle fuel) during the period of determination, less sales tax and any amounts received from not-for-profit sales of all non-food items approved for use in connection with promotional campaigns.

            "Interest Expense" shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt allocable to one or more of the Premises and all business operations thereon during such period (including interest attributable to Capital Leases), as determined in accordance with GAAP.

            "Lender Payments" shall mean with respect to the period of determination, the sum of all amounts payable under the Notes.

            "Net Income" shall mean with respect to the period of determination, the aggregate net income or net loss allocable to all business conducted at all of the Premises. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses allocable to the period of determination and non-cash items allocable to the period of determination, (ii) deductions shall be made for Depreciation and Amortization, Interest Expense and Operating Lease Expense allocable to the period of determination, and (iii) no deductions shall be made for (x) income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with GAAP, or (y) corporate and district overhead expense allocable to the period of determination.

            "Operating Lease Expense" shall mean the sum of all payments and expenses incurred under any operating leases with respect to one or more of the Premises and the business operations thereon during the period of determination, as determined in accordance with GAAP.

      K. Affiliate Transactions. Unless otherwise approved by Lender, all transactions between Borrower and any of its Affiliates shall be on terms substantially as advantageous to Borrower as those which could be obtained by Borrower in a comparable arm's length transaction with a non-Affiliate of Borrower.

SCS Finance I, L.P.
Mortgage Loan

      L. Nonconsolidation. (1) Borrower shall at all times maintain correct and complete books and records of account separate from all other Persons. Where necessary or appropriate, Borrower shall disclose the nature of the transaction contemplated by the Loan Documents and Borrower's independent status to its creditors. Borrower shall not own or lease any assets other than the Premises, Equipment and related property or its rights under the Lease and any insurance policies, nor engage in any business other than owning and leasing the Premises, Equipment and related property, including financing the Premises with Lender. Borrower shall not commingle its assets and its liabilities with those of any other Person.

      (2) Borrower shall maintain its own checking account or accounts with commercial banking institutions separate from other Persons.

      (3) To the extent that Borrower shares the same employees with other Persons, the salaries of and the expenses related to providing benefits to such employees, at all times shall be, fairly and nonarbitrarily allocated among such Persons, with the result that each such Person shall bear its fair share of the salary and benefit costs associated with all such common employees.

      (4) To the extent that Borrower jointly contracts with other Persons to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing at all times shall be, fairly and nonarbitrarily allocated among such Persons, with the result that each such Person shall bear its fair share of such costs. To the extent that Borrower contracts or does business with vendors or service providers where the goods or services provided are or shall be partially for the benefit of other Persons, the costs incurred in so doing at all times shall be, fairly and nonarbitrarily allocated to or among such Persons for whose benefit the goods or services are provided, with the result that each such Person shall bear its fair share of such costs. All transactions between Borrower and other Persons shall be only on an arm's-length basis.

      (5) To the extent that Borrower or other Persons have offices in the same location, there shall be a fair, appropriate and nonarbitrary allocation of overhead among them, with the result that each such Person shall bear its fair share of such expenses.

      (6) Borrower shall not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation or assuming liability for the debts of any other Person and Borrower will not hold itself out as being liable for the debts of any other Person), other than the Loans, loans made by Lender to Borrower pursuant to the Equipment Loan Documents, trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances. No indebtedness other than the Loans may be secured (subordinate or pari passu) by the Premises or any portion thereof.

      (7) Borrower shall not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party of Borrower except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.

      (8) Except as contemplated by the Loan Documents and the Equipment Loan Documents, Borrower shall not pledge, grant any security interest in, hypothecate or otherwise encumber its assets for the benefit of any other Persons.

      (9) Borrower shall issue separate financial statements prepared not less frequently than annually and prepared according to GAAP.

      (10) Borrower shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character in light of its contemplated business operations.

      (11) Borrower shall conduct its affairs strictly in accordance with its organizational documents, including Borrower's general partner's organizational documents and shall observe all necessary, appropriate and customary formalities. The books, records and accounts of Borrower shall at all times be maintained in a manner

SCS Finance I, L.P.
Mortgage Loan
permitting the assets and liabilities of Borrower to be easily separated and readily ascertained from those of any other Person and Borrower shall file its own tax returns if it is required to file any tax returns.

      (12) Borrower shall not hold itself out to the public or to any of its individual creditors as being a unified entity with assets and liabilities in common with any other Person. Borrower shall maintain and utilize separate stationery, invoices and checks.

      (13) Borrower shall not make any loans or advances to any third party (including any Affiliate of Borrower or constituent party of Borrower).

      (14) Borrower shall not, as to itself or as to other Persons, (a) commence any case, proceeding or other action under any applicable law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Borrower or other Persons or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Borrower or its debts or other Persons or their debts or (b) seek appointment of a receiver, trustee, custodian or other similar official for Borrower or for all or any substantial part of its or another Person's assets or make a general assignment for the benefit of Borrower's creditors. Borrower shall not take any action in furtherance of, or indicating its consents to, approval of or acquiescence in, any of the acts set forth above. Borrower shall not be unable to, or admit in writing its inability to, pay its debts.

      M. Compliance Certificates. Within 60 days after the end of each fiscal year of Borrower, Borrower shall deliver a compliance certificate to Lender in a form to be provided by Lender in order to establish that Borrower is in compliance in all material respects with all of its obligations, duties and covenants under the Loan Documents other than under Section 6.J., as to which a compliance certificate shall be delivered within 120 days after the end of each fiscal year. Borrower shall also cause to be delivered to Lender copies of any compliance certificates required to be delivered to Borrower by Lessee pursuant to the Master Lease.

      7. PROHIBITION ON CHANGE OF CONTROL AND PLEDGE. Without limiting the terms and conditions of Section 3.09 of the Mortgages, Borrower agrees that, from and after the Closing Date and until all of the Obligations are satisfied in full, without the prior written consent of Lender, no Change of Control shall occur. In addition, no interest in any of the Borrower Parties, or in any individual or person owning directly or indirectly any interest in any of the Borrower Parties, shall be knowingly transferred, assigned or conveyed to any individual or person whose property or interests are subject to being blocked under any of the Terrorism Laws and/or who is in violation of any of the Terrorism Laws. Lender's consent to a Change of Control shall be subject to the satisfaction of such conditions as Lender shall determine in its sole discretion, including, without limitation, (i) the execution and delivery of such modifications to the terms of the Loan Documents as Lender shall reasonably request, (ii) the proposed Change of Control having been approved by each of the rating agencies which have issued ratings in connection with any Securitization of the Loans as well as any other rating agency selected by Lender, and (iii) the proposed transferee having agreed to comply with all of the terms and conditions of the Loan Documents (including any modifications requested by Lender pursuant to clause (i) above). In addition, any such consent shall be conditioned upon payment by Borrower to Lender of (x) a fee equal to one percent (1%) of the then outstanding principal balance of the Notes and (y) all out-of-pocket costs and expenses incurred by Lender in connection with such consent, including, without limitation, reasonable attorneys' fees. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Obligations immediately due and payable upon a Change of Control in violation of this Section. The provisions of this Section shall apply to every Change of Control regardless of whether voluntary or not, or whether or not Lender has consented to any previous Change of Control.

      8. TRANSACTION CHARACTERIZATION. A. It is the intent of the parties hereto that this Agreement and the other Loan Documents are a contract to extend a financial accommodation (as such term is used in the Code) for the benefit of Borrower and that, except as otherwise contemplated by Sections 12.P(4) and (5), the Loan Documents evidence one unitary, unseverable transaction pertaining to all of the Premises. Borrower acknowledges that all of the Loans are cross-defaulted and cross-collateralized, except as otherwise contemplated by Sections 12.P(4) and (5), and that such cross-default and cross-collateralization is a material inducement to Lender making the Loans.

SCS Finance I, L.P.
Mortgage Loan

      B. It is the intent of the parties hereto that the business relationship created by the Loan Documents is solely that of creditor and debtor and has been entered into by both parties in reliance upon the economic and legal bargains contained in the Loan Documents. None of the agreements contained in the Loan Documents is intended, nor shall the same be deemed or construed, to create a partnership (either de jure or de facto) between Borrower and Lender, to make them joint venturers, to make Borrower an agent, legal representative, partner, subsidiary or employee of Lender, nor to make Lender in any way responsible for the debts, obligations or losses of Borrower.

      9. DEFAULT AND REMEDIES. A. Each of the following shall be deemed an event of default by Borrower (each, an "Event of Default"):

      (1) If any representation or warranty of any of the Borrower Parties set forth in any of the Loan Documents is false in any material respect or if any of the Borrower Parties renders any statement or account which is false in any material respect.

      (2) If any principal, interest or other monetary sum due under the Notes, the Mortgages or any other Loan Document is not paid within five days after the date when due; provided, however, notwithstanding the occurrence of such an Event of Default, Lender shall not be entitled to exercise its rights and remedies set forth below unless and until Lender shall have given Borrower notice thereof and a period of five days from the delivery of such notice shall have elapsed without such Event of Default being cured.

      (3) If Borrower fails to observe or perform any of the other covenants (except with respect to a breach of the Fixed Charge Coverage Ratio, which breach is addressed in subitem (7) below), conditions, or obligations of this Agreement; provided, however, if any such failure does not involve the payment of any monetary sum, is not willful or intentional, does not place any rights or interest in collateral of Lender in immediate jeopardy, and is within the reasonable power of Borrower to cure within the period provided below after receipt of notice thereof, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Lender shall have given Borrower notice thereof and a period of 30 days shall have elapsed, during which period Borrower may correct or cure such failure, upon failure of which correction or cure an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such 30-day period, and Borrower is diligently pursuing a cure of such failure, then Borrower shall have a reasonable period to cure such failure beyond such 30-day period, which shall not exceed 90 days after receiving notice of the failure from Lender. If Borrower shall fail to correct or cure such failure within such 90-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. Notwithstanding anything in this subitem (3) to the contrary, if a breach of one or more of the covenants in
Section 6.F. shall have occurred as a result of any occurrence or event or series of occurrences or events and that occurrence or event or series of occurrences or events may be, or shall be required to be, Remediated under applicable Environmental Laws or directive of any Governmental Authority having jurisdiction over such matter, the cure period for such breach of that covenant or those covenants shall be deemed extended if Borrower promptly commences the process of effecting the Remediation of such occurrence or event or series of occurrences or events within the cure period set forth in this subitem (3) and Borrower continuously and diligently pursues and completes such Remediation in accordance with applicable Environmental Laws and directives of any Governmental Authority having jurisdiction over such matter until either: (i) Borrower ceases the Remediation in accordance with this subitem (3); or (ii) completes the Remediation.

      (4) If any of the Borrower Parties becomes insolvent within the meaning of the Code, files or notifies Lender that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, an "Action"), becomes the subject of either a petition under the Code or an Action (and, if such petition or Action is involuntary, such petition or Action is not dismissed within 60 consecutive days), or is not generally paying its debts as the same become due.

      (5) If an "Event of Default" has occurred and is continuing under any other Loan Document, the Equipment Loan Documents, the Lease, any of the Related Leases, any of the Affiliated Borrower Loan Documents or there is a breach or default, after the passage of all applicable notice and cure or grace periods, under any of the Other Agreements.

SCS Finance I, L.P.
Mortgage Loan

      (6) If a final, nonappealable judgment is rendered by a court against any of the Borrower Parties which (i) has a material adverse effect on the operation of any of the Premises as a Permitted Concept, or (ii) is in an amount greater than $350,000 as to Borrower, or $700,000 as to any guarantor, and not covered by insurance, and, in either case, is not discharged or provision made for such discharge within 60 days from the date of entry of such judgment.

      (7) If there is a breach of the Fixed Charge Coverage Ratio requirement and Lender shall have given Borrower notice thereof and Borrower shall have failed within a period of 30 days from the delivery of such notice to (i) pay to Lender the FCCR Amount (without premium or penalty) with respect to such of the Premises (starting with the Premises with the lowest Fixed Charge Coverage Ratio and proceeding in ascending order to the Premises with the next lowest Fixed Charge Coverage Ratio) as is necessary to cure the breach of the Fixed Charge Coverage Ratio requirement and for which the then Fixed Charge Coverage Ratio (with the definitions in Section 6.J being deemed to be modified as applicable to provide for the calculation of the Fixed Charge Coverage Ratio for each such Premises on an individual basis rather than on an aggregate basis with the other Premises) is below 1.25:1 (each, a "Subject Premises"), (ii) prepay the Note corresponding to the Subject Premises in whole but not in part (without premium or penalty) or (iii) notify Lender of Borrower's election to substitute a Substitute Premises for each Subject Premises in accordance with the terms of
Section 11 in an attempt to cure the breach of the Fixed Charge Coverage Ratio (the failure of Borrower to complete such substitution within 60 days after Lender shall have given the notice discussed above shall be deemed to be an Event of Default without further notice or demand of any kind being required). For purposes of the preceding sentence, "FCCR Amount" means that sum of money which, when subtracted from the outstanding principal amount of the Note corresponding to a Subject Premises, and assuming the resulting principal balance is reamortized in equal monthly payments over the remaining term of such Note at the rate of interest set forth therein, will result in an adjusted aggregate Fixed Charge Coverage Ratio for all of the Premises of at least 1.25:1 based on the prior year's operations. Promptly after Borrower's payment of the FCCR Amount, Borrower and Lender shall execute an amendment to each such Note, in form and substance reasonably acceptable to Lender, reducing the principal amount payable to Lender under such Note and reamortizing the principal amount of such Note in equal monthly payments over the then remaining term of such Note at the rate of interest set forth therein.

      (8) If the Guaranty shall cease to be in full force and effect or shall be declared to be null, void, invalid or unenforceable by the party signing or issuing it.

      B. Upon the occurrence and during the continuance of an Event of Default, subject to the limitations set forth in Section 9.A, Lender may declare all or any part of the obligations of Borrower under the Notes, this Agreement and any other Loan Document to be due and payable, and the same shall thereupon become due and payable without any presentment, demand, protest or notice of any kind except as otherwise expressly provided herein, and Borrower hereby waives notice of intent to accelerate the obligations secured by the Mortgages and notice of acceleration. Thereafter, Lender may exercise, at its option, concurrently, successively or in any combination, all remedies available at law or in equity, including without limitation any one or more of the remedies available under the Notes, the Mortgages, any other Loan Document, any Equipment Loan Document or any Affiliate Borrower Loan Document. Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect Lender's right to realize upon or enforce any other security now or hereafter held by Lender, it being agreed that Lender shall be entitled to enforce this Agreement and any other security now or hereafter held by Lender in such order and manner as it may in its absolute discretion determine. No remedy herein conferred upon or reserved to Lender is intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Lender, or to which Lender may be otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Lender.

      10. INDEMNITY; RELEASE. A. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties for, from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, reasonable attorneys' fees, court costs and other costs of defense) (collectively, "Losses") (excluding Losses suffered by an Indemnified Party

SCS Finance I, L.P.
Mortgage Loan
directly arising out of such Indemnified Party's gross negligence or willful misconduct; provided, however, that the term "gross negligence" shall not include gross negligence imputed as a matter of law to any of the Indemnified Parties solely by reason of Borrower's interest in any of the Premises or Borrower's failure to act in respect of matters which are or were the obligation of Borrower under the Loan Documents), and costs of Environmental Compliance Activities and Remediation (whether or not performed voluntarily), engineers' fees, environmental consultants' fees, and costs of investigation (including but not limited to sampling, testing, and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas) imposed upon or incurred by or asserted against any Indemnified Parties, and directly or indirectly arising out of or in any way relating to any one or more of the following:

      (1) any presence of any Hazardous Materials or USTs in, on, above, or under any of the Premises;

      (2) any past, present or Threatened Release in, on, above, under or from any of the Premises;

      (3) any activity by Borrower, any person or entity affiliated with Borrower or any tenant or other user of any of the Premises in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any of the Premises of any Hazardous Materials or USTs at any time located in, under, on or above any of the Premises;

      (4) any activity by Borrower, any person or entity affiliated with Borrower or any tenant or other user of any of the Premises in connection with any actual or proposed Remediation of any Hazardous Materials or USTs at any time located in, under, on or above any of the Premises, whether or not such Remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action;

      (5) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with any of the Premises or operations thereon, including but not limited to any failure by Borrower, any person or entity affiliated with Borrower or any tenant or other user of any of the Premises to comply with any order of any Governmental Authority in connection with any Environmental Laws;

      (6) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering any of the Premises;

      (7) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Agreement;

      (8) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with any of the Premises, including but not limited to costs to investigate and assess such injury, destruction or loss;

      (9) any acts of Borrower, any person or entity affiliated with Borrower or any tenant or other user of any of the Premises in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials or USTs owned or possessed by Borrower, any person or entity affiliated with Borrower or any tenant or other user, at any facility or incineration vessel owned or operated by another person or entity and containing such or similar Hazardous Materials or USTs;

      (10) any acts of Borrower, any person or entity affiliated with Borrower or any tenant or other user of any of the Premises, in accepting any Hazardous Materials or USTs for transport to disposal or treatment facilities, incineration vessels or sites selected by Borrower, any person or entity affiliated with Borrower or any tenant or other user of any of the Premises, from which there is a Release, or a Threatened Release of any Hazardous Materials which causes the incurrence of costs for Environmental Compliance Activities or Remediation;

SCS Finance I, L.P.
Mortgage Loan

      (11) any personal injury, wrongful death, or property damage arising under any statutory or common law or tort law theory, including but not limited to damages assessed for the maintenance of a private or public nuisance or for the conducting of an abnormally dangerous activity on or near any of the Premises; or

      (12) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement.

      B. Except as may be expressly provided otherwise herein, Borrower fully and completely releases, waives and covenants not to assert any claims, liabilities, actions, defenses, challenges, contests or other opposition against Lender and Environmental Insurer, however characterized, known or unknown, foreseen or unforeseen, now existing or arising in the future, relating to this Agreement and any Hazardous Materials, USTs, Releases and/or Remediation on, at or affecting any of the Premises except for claims and actions against Lender that arise as a result of Lender's gross negligence or willful misconduct.

      C. If an Indemnified Party desires to be indemnified by Borrower with respect to any Loss pursuant to this Section 10, that Indemnified Party shall notify Borrower promptly upon receiving notice of or otherwise learning of the Loss for which indemnification will be sought. The failure or delay of an Indemnified Party to provide notice required by the foregoing sentence shall not release Borrower from its obligations under this Section 10; provided, however, that if an Indemnified Party fails to provide or delays providing such notice to Borrower and such failure or delay shall prejudice in a material adverse manner the ability of Borrower to defend against the claim, cause of action or other proceeding that may result in the Losses for which the Indemnified Party is seeking indemnity, Borrower shall not have any obligation to indemnify the Indemnified Party for such Losses to the extent the delay causes Borrower to be unable to effectively provide a defense of such claims relating to the Losses. If an Indemnified Party notifies Borrower of any claim of proceeding included in, or any investigation or allegation concerning Losses for which Borrower is responsible pursuant to this Section 10, Borrower shall assume on behalf of the Indemnified Party and conduct with due diligence and in good faith the investigation and defense thereof and the response thereto with counsel selected by Borrower and approved by the Indemnified Party, in its sole discretion. However, if any such claim, proceeding investigation or allegation involves both Borrower and the Indemnified Party and the Indemnified Party shall have reasonably concluded that there are legal defenses available to it which are inconsistent with those available to Borrower and that as a result the counsel selected to prosecute such defense would have an ethical conflict of interest in its representation of the Indemnified Party, then the Indemnified Party shall have the right to select separate counsel to participate in the investigation and defense of and response to such claim, proceeding, investigation or allegation on its own behalf, and Borrower shall pay or reimburse the Indemnified Party for all attorney's fees incurred by the Indemnified Party because of the selection of such separate counsel. If Borrower fails to assume the defense of the Indemnified Party promptly following notification from the Indemnified Party (and in any event fifteen days after Borrower is notified of the applicable claim, proceeding, investigation or allegation), or at any time an Indemnified Party determines in its reasonable discretion that immediate action is necessary to preserve the rights of the Indemnified Party, then the Indemnified Party may take actions as reasonably necessary to contest or defend the claim, proceeding, investigation or allegation at Borrower's expense using counsel selected by the Indemnified Party; provided, that if the Indemnified Party takes such immediate action, Borrower may thereafter assume control of any remaining aspects of the defense of such claim, cause of action or proceeding, investigation or allegation as otherwise provided herein. Moreover, if such failure by Borrower continues for thirty days or more after Borrower is notified of any such claim, proceeding, investigation or allegation then the Indemnified Party may elect not to contest or continue contesting such claim, proceeding, investigation or allegation and instead, in accordance with the advice of counsel, settle (or pay in full) any or all claims against the Indemnified Party related thereto without Borrower's consent and without releasing Borrower from any obligations to the Indemnified Party under this Section 10. Except as expressly set forth in the preceding sentence, no Indemnified Party or Borrower shall settle, compromise, permit a default judgment to be entered or agree to the entry of a judgment in or in connection with any claim, cause of action, proceeding, investigation or allegation which could result in Losses without the prior written consent of Borrower and Indemnified Party.

      11. SUBSTITUTION. Borrower shall have the right to obtain a release of all liens granted in favor of Lender with respect to a Premises by substituting a Substitute Premises for such Premises if (i) made to cure a default pursuant to Section 9.A(7) in accordance with the terms therein, or (ii) subject to the limitation set forth in subsection (12) of this Section 11, to avoid the imposition of a judgment that could result in a default pursuant to

SCS Finance I, L.P.
Mortgage Loan

Section 9.A(6), or (iii) subject to the limitation set forth in subsection (12) of this Section 11, Borrower concludes, in its reasonable judgment, that it would be in its best interest to substitute a Substitute Premises for a Premises based on the business operations at such Premises, subject to fulfillment of the following conditions:

      (1)   With respect to a substitution made to cure a default pursuant to
Section 9.A(7), Borrower shall provide Lender with notice of its intention to substitute a Substitute Premises within the applicable 30 day period contemplated by Section 9.A(7) and the closing of the substitution shall take place within the applicable 60 day period contemplated by such subsection. With respect to a substitution pursuant to subsection (ii) or (iii) above, Borrower shall provide Lender with written notice of its intent to substitute a Substitute Premises within 10 days after Borrower decides to proceed with such substitution and the closing of such substitution shall take place within the 30-day period immediately following delivery of such notice.

      (2) Borrower must provide for the substitution of a Substitute Premises, and the proposed Substitute Premises must:

            (a) be a Permitted Concept, in good condition and repair, ordinary wear and tear excepted;

            (b) have for the twelve month period preceding the date of the closing of such substitution a Fixed Charge Coverage Ratio (with the definitions of Section 6.J being deemed to be modified if necessary and as applicable to provide for a calculation of the Fixed Charge Coverage Ratio for each of the Premises on an individual basis rather than on an aggregate basis with the other Premises) at least equal to the Fixed Charge Coverage Ratio for the Premises being replaced and if the substitution is being made to cure an existing breach of the Fixed Charge Coverage Ratio requirement, such substitution along with all other substitutions being made contemporaneously with that substitution must cure that breach;

            (c) be owned in fee simple by Borrower;

            (d) Borrower's right, title and interest in and to each proposed Substitute Premises shall be free and clear of all liens, restrictions, easements and encumbrances, except Permitted Exceptions and such matters as are acceptable to Lender (the "Substitute Premises Permitted Exceptions");

            (e) have a replacement cost no less than the replacement cost of the Premises to be replaced as of the date of substitution, as reasonably determined by an appraisal conducted in a manner agreed to by Borrower and Lender.

      (3) Lender shall have inspected and approved the Substitute Premises utilizing such site inspection and underwriting approval criteria that would be used by a prudent institutional mortgage loan lender. Borrower shall have paid all costs and expenses resulting from such proposed substitution, including, without limitation, the cost of title insurance premiums and all endorsements required by Lender, survey charges, UCC and litigation search charges, the attorneys' fees of Borrower, reasonable attorneys' fees and expenses of Lender, the cost of the environmental due diligence undertaken pursuant to subsection
(6) below, including, without limitation, the cost of environmental insurance, Lender's site inspection costs and fees, stamp taxes, mortgage taxes, transfer fees, escrow, filing and recording fees and UCC filing and recording fees (including preparation, filing and recording fees for UCC continuation statements).

      (4) Lender shall have received a preliminary title report and irrevocable commitment to insure title in the amount of the then outstanding principal balance of the Loan relating to the Premises to be replaced by means of a mortgagee's ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the proposed Substitute Premises is located) for such proposed Substitute Premises issued by Title Company showing Borrower vested with good and marketable title in the real property comprising the Substitute Premises and committing to insure Lender's first priority lien upon and security interest in the proposed Substitute Premises, subject only to the Permitted Exceptions for the Substitute Premises and containing endorsements substantially comparable to those required by Lender at the Closing.

SCS Finance I, L.P.
Mortgage Loan

      (5) Lender shall have received a current ALTA survey of such proposed Substitute Premises or its equivalent in the jurisdiction in which the Substitute Premises are located, the form of which shall be comparable to those received by Lender at the Closing and sufficient to cause the standard survey exceptions set forth in the title policy referred to in the preceding subsection to be deleted, and disclosing no matters other than the Substitute Premises Permitted Exceptions.

      (6) Lender shall have completed such environmental due diligence of the proposed Substitute Premises as may reasonably deem necessary, including, without limitation, receiving an environmental insurance policy with respect to such proposed Substitute Premises in a form and substance and issued by such environmental insurance company as is acceptable to Lender and is reasonably acceptable to Borrower, and Lender shall have approved the environmental condition of the Substitute Premises based on such environmental due diligence as Lender deems necessary or advisable in is sole discretion; provided, however, from and after such time as the Loan relating to the Premises to be replaced is included in a Securitization, (i) the environmental due diligence of the proposed Substitute Premises completed by Lender shall be necessary or advisable to a prudent institutional mortgage loan lender, including, without limitation, receiving an environmental insurance policy with respect to such proposed Substitute Premises in form and substance and issued by such environmental insurance company as is acceptable to a prudent institutional mortgage loan lender, and (ii) Lender shall have approved the environmental due diligence as a prudent institutional mortgage loan lender would deem necessary or advisable.

      (7) Borrower shall deliver, or cause to be delivered, such legal opinions as Lender may reasonably require with respect to the proposed substitution, all in a form and substance which would be satisfactory to a prudent institutional mortgage loan lender and its counsel. If the Loan relating to the Premises to be replaced is part of a Securitization, such opinions shall include, without limitation, an opinion of counsel to the rating agencies which have issued ratings in connection with such Securitization that the substitution does not constitute a "significant modification" of such Loan under Section 1001 of the Internal Revenue Code or otherwise cause a tax to be imposed on a "prohibited transaction" by any REMIC Trust.

      (8) no Event of Default shall have occurred and be continuing under any of the Loan Documents.

      (9) The Borrower Parties and the Lessee Parties shall have executed such documents as are comparable to the security documents executed and delivered at Closing, as applicable (but with such revisions as may be reasonably required by Lender to address matters unique to the Substitute Premises) or amendments to such documents, including, without limitation, a Mortgage, an amendment to the Lease and Memoranda, the Guaranty and UCC-1 Financing Statements (the "Substitute Documents"), to provide Lender with a first priority lien on the proposed Substitute Premises, subject only to the Permitted Exceptions for the Substitute Premises, and all other rights, remedies and benefits with respect to the proposed Substitute Premises which Lender holds in the Premises to be replaced, all of which documents shall be in a form and substance which would be satisfactory to a prudent institutional mortgage loan lender.

      (10) the representations and warranties set forth in the Substitute Documents and Section 5 of this Agreement applicable to the proposed Substitute Premises shall be true and correct in all material respects as of the date of substitution, and Borrower shall have delivered to Lender an officer's certificate to that effect.

      (11) Borrower shall have delivered to Lender certificates of insurance and insurance policies showing that all insurance required by the Substitute Documents is in full force and effect.

      (12) Borrower may not substitute Substitute Premises for more than 20% of the Premises, in the aggregate, as a result of Borrower exercising its rights under subsections (ii) or (iii) above, of this Section 11.

Upon satisfaction of the foregoing conditions with respect to the release of a
Premises: (a) the proposed Substitute Premises shall be deemed substituted for the replaced Premises; (b) the Loan Amount for the Substitute Premises shall be the same as for the replaced Premises; (c) the Substitute Premises shall be referred to herein as a "Premises" and included within the definition of "Premises" and shall secure the same Obligations as were secured by the replaced Premises; (d) the Substitute Documents shall be dated as of the date of the substitution; (e) Lender will release, or cause to be released, the lien of the Mortgage, UCC-1 Financing Statements and any other Loan

SCS Finance I, L.P.
Mortgage Loan

Documents encumbering the replaced Premises; and (f) at the closing of the substitution, Borrower shall convey without warranty or recourse the replaced Premises to a third party other than any of the Borrower Parties or the Affiliated Borrowers.

      12. MISCELLANEOUS PROVISIONS.

      A. Notices. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement or any of the other Loan Documents shall be in writing and given by (i) hand delivery,
(ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile with receipt confirmed, (c) the next Business Day, if delivered by express overnight delivery service, or (d) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

      If to Borrower:                   SCS Finance I, L.P.
                                        c/o SCS Finance, Inc.
                                        7616 LBJ Freeway, Suite 300
                                        Dallas, Texas 75251-1100
                                        Attention: General Counsel
                                        Telephone: (972) 367-4000
                                        Telecopy:  (972) 367-3724

                      with copies to:

                                        SCS Finance, Inc
                                        c/o Alon USA LP.
                                        7616 LBJ Freeway, Suite 300
                                        Dallas, Texas 75251-1100
                                        Attn:  Chief Financial Officer
                                        Telephone: (972) 367-4000
                                        Telecopy:  (972) 367-3726

      If to Lender:                     GE Capital Franchise Finance Corporation
                                        17207 North Perimeter Drive
                                        Scottsdale, AZ  85255
                                        Attention: General Counsel
                                        Telephone: (480) 585-4500
                                        Telecopy:  (480) 585-2226

      or to such other address or telephone number of which notice is properly given in accordance with this provision.

      B. Real Estate Commission. Lender and Borrower represent and warrant to each other that they have dealt with no real estate or mortgage broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement or the other Loan Documents. Lender and Borrower shall indemnify and hold each other harmless from and against any costs, claims or expenses, including attorneys' fees, arising out of the breach of their respective representations and warranties contained within this Section.

      C. Waiver and Amendment; Document Review. (1) No provisions of this Agreement or the other Loan Documents shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

      (2) In the event Borrower makes any request upon Lender requiring Lender or Lender's attorneys to review and/or prepare (or cause to be reviewed and/or prepared) any documents, plans, specifications or other


SCS Finance I, L.P.
Mortgage Loan
submissions in connection with or arising out of this Agreement or any of the other Loan Documents, then Borrower shall (x) reimburse Lender promptly upon Lender's demand for all out-of-pocket costs and expenses incurred by Lender in connection with such review and/or preparation, including, without limitation, reasonable attorneys' fees, and (y) pay Lender a reasonable processing and review fee.

      D. Captions. Captions are used throughout this Agreement and the other Loan Documents for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

      E. Lender's Liability. Notwithstanding anything to the contrary provided in this Agreement or the other Loan Documents, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement and the other Loan Documents by Lender, that (1) there shall be absolutely no personal liability on the part of any shareholder, director, officer or employee of Lender, with respect to any of the terms, covenants and conditions of this Agreement or the other Loan Documents, (2) Borrower waives all claims, demands and causes of action against Lender's officers, directors, employees and agents in the event of any breach by Lender of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by Lender and (3) Borrower shall look solely to the assets of Lender for the satisfaction of each and every remedy of Borrower in the event of any breach by Lender of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by Lender, such exculpation of liability to be absolute and without any exception whatsoever.

      F. Severability. The provisions of this Agreement and the other Loan Documents shall be deemed severable. If any part of this Agreement or the other Loan Documents shall be held invalid, illegal or unenforceable, the remainder shall remain in full force and effect, and such invalid, illegal or unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

      G. Construction Generally. This Agreement and the other Loan Documents have been entered into by parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and the other Loan Documents and is entered into by both parties in reliance upon the economic and legal bargains contained therein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Borrower and Lender were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

      H. Further Assurances. Borrower will, at its sole cost and expense, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, documents, conveyances, notes, mortgages, deeds of trust, assignments, security agreements, financing statements and assurances as Lender shall from time to time reasonably require to carry into effect the purposes of this Agreement and the other Loan Documents, to perfect any lien or security interest granted in any of the Loan Documents and for the better assuring and confirming of all of Lender's rights, powers and remedies under the Loan Documents.

      I. Attorneys' Fees. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement or the other Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs in addition to any other relief to which it may be entitled.

      J. Entire Agreement. This Agreement and the other Loan Documents, together with any other certificates, instruments or agreements to be delivered in connection therewith, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Borrower and Lender with respect to the subject matter of this Agreement and the other Loan Documents. Notwithstanding anything in this Agreement and the other Loan Documents to the contrary, with respect to the Premises, upon the execution and delivery of this Agreement by Borrower and Lender, any bid proposals or loan commitments with respect to the transactions contemplated by this Agreement shall be deemed null and void and of no further force and effect and the terms and conditions of this Agreement shall control notwithstanding that such terms and conditions may be inconsistent with or vary from those set forth in such bid proposals or loan commitments.

SCS Finance I, L.P.
Mortgage Loan

      K. Forum Selection; Jurisdiction; Venue; Choice of Law. Borrower acknowledges that this Agreement and the other Loan Documents were substantially negotiated in the State of Arizona, this Agreement and the other Loan Documents were executed by Lender in the State of Arizona and executed and delivered by Borrower in the State of Arizona, all payments under the Notes will be delivered in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Agreement or any of the other Loan Documents, the parties hereto hereby expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona and Borrower consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Borrower waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. It is the intent of the parties hereto that all provisions of this Agreement and the Notes shall be governed by and construed under the laws of the State of Arizona, without giving effect to its principles of conflicts of law. To the extent that a court of competent jurisdiction finds Arizona law inapplicable with respect to any provisions of this Agreement or the Notes, then, as to those provisions only, the laws of the states where the Premises are located shall be deemed to apply. Nothing in this Section shall limit or restrict the right of Lender to commence any proceeding in the federal or state courts located in the states in which the Premises are located to the extent Lender deems such proceeding necessary or advisable to exercise remedies available under this Agreement or the other Loan Documents.

      L. Counterparts. This Agreement and the other Loan Documents may be executed in one or more counterparts, each of which shall be deemed an original.

      M. Assignments by Lender; Binding Effect. Lender may assign in whole or in part its rights under this Agreement, including, without limitation, in connection with any Transfer, Participation and/or Securitization. Upon any unconditional assignment of Lender's entire right and interest hereunder in connection with any such assignment, Transfer, Participation and/or Securitization, Lender shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of Lender contained herein (other than any obligation Lender may have under Section 10.C). This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and permitted assigns, including, without limitation, any United States trustee, any debtor in possession or any trustee appointed from a private panel.

      N. Survival. Except for the conditions of Closing set forth in Section 4, which shall be satisfied or waived as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Borrower and Lender set forth in this Agreement and the other Loan Documents shall survive the Closing.

      O. Waiver of Jury Trial and Punitive, Consequential, Special and Indirect Damages. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER AND ANY OF THE OTHER'S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER OR ANY OF THE OTHER'S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY BORROWER AND LENDER OF ANY RIGHT THEY MAY HAVE

SCS Finance I, L.P.
Mortgage Loan

TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

      P. Transfers, Participations and Securitizations. (1) A material inducement to Lender's willingness to complete the transactions contemplated by the Loan Documents is Borrower's agreement that Lender may, at any time, complete a Transfer, Participation or Securitization with respect to any Note, Mortgage and/or any of the other Loan Documents or any or all servicing rights with respect thereto.

      (2) Borrower agrees to cooperate in good faith with Lender in connection with any such Transfer, Participation and/or Securitization of any Note, Mortgage and/or any of the other Loan Documents, or any or all servicing rights with respect thereto, including, without limitation (i) providing such documents, financial and other data, and other information and materials (the "Disclosures") which would typically be required with respect to the Borrower Parties or the Lessee Parties by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or Securitization, as applicable; provided, however, the Borrower Parties and the Lessee Parties shall not be required to make Disclosures of any Confidential Information or any information which has not previously been made public unless required by applicable federal or state securities laws; and (ii) amending the terms of the transactions evidenced by the Loan Documents to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfer, Participation or Securitization, so long as such amendments would not have a material adverse effect upon the Borrower Parties, the Lessee Parties or the transactions contemplated hereunder, result in any increase in the interest payable by Borrower with respect to any Loans or any change in maturity, amortization schedule, prepayment rights or premium or collateral with respect to any Loans or the covenants of Borrower under the Loan Documents or any document related thereto or result in any requirement that Borrower or Lessee make any payment in addition to those previously agreed to be made by Borrower or Lessee pursuant to the Loan Documents. Lender shall be responsible for preparing at its expense any documents evidencing the amendments referred to in the preceding subitem (ii).

      (3) Borrower consents to Lender providing the Disclosures, as well as any other information which Lender may now have or hereafter acquire with respect to the Premises or the financial condition of the Borrower Parties or the Lessee Parties to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to each Transfer, Participation and/or Securitization, as applicable. Lender and Borrower (and their respective Affiliates) shall each pay their own attorneys fees and other out-of-pocket expenses incurred in connection with the performance of their respective obligations under this Section. However, to the extent that Borrower's (and its Affiliates) attorneys' fees and other out-of-pocket expenses incurred in connection with the performance of their obligations hereunder are in excess of $10,000 in the aggregate, Lender will reimburse Borrower and its Affiliates for all such excess fees and expenses.

      (4) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents: (a) an Event of Default or a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document, any Equipment Loan Document, any Affiliated Borrower Loan Document, the Lease, the Related Leases or any Other Agreement which relates to a loan or sale/leaseback transaction which has not been the subject of a Securitization, Participation or Transfer shall not constitute an Event of Default or a breach or default, as applicable, under any Loan Document, any Equipment Loan Document, any Affiliated Borrower Loan Document, the Lease, the Related Leases or any Other Agreement which relates to a loan which has been the subject of a Securitization, Participation or Transfer; (b) an Event of Default or a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document, any Equipment Loan Document, any Affiliated Borrower Loan Document, the Lease, the Related Leases or any Other Agreement which relates to a loan which is included in any Loan Pool shall not constitute an Event of Default or a breach or default, as applicable, under any Loan Document, any Equipment Loan Document, any Affiliated Borrower Loan Document, the Lease, the Related Leases or any Other Agreement which relates to a loan which is included in any other Loan Pool; (c) the Loan Documents, Equipment Loan Documents, Affiliated Borrower Loan Documents, or any Other Agreements corresponding to the loans in any Loan Pool shall not secure the obligations of any of the Borrower Parties or Affiliated Borrowers contained in any Loan Document, any Equipment Loan Document, any Affiliated Borrower Loan Document or any Other Agreement which does not correspond to a loan in such Loan Pool; and (d) the Loan Documents, Affiliated Borrower Loan Documents, Equipment Loan Documents,

SCS Finance I, L.P.
Mortgage Loan
and any Other Agreements which do not correspond to a loan in any Loan Pool shall not secure the obligations of any of the Borrower Parties or Affiliated Borrowers contained in any Loan Document, any Affiliated Borrower Loan Document, any Equipment Loan Document or any Other Agreement which does correspond to a loan in such Loan Pool.

      (5) In the event that at least one, but not all, of the Loans are included in a Loan Pool, Borrower, at the request of Lender, shall execute (i) a separate Loan Agreement with respect to those Loans included in such Loan Pool, which Loan Agreement shall be in substantially the same form and substance as this Agreement but shall only apply with respect to those Premises corresponding to such Loans (the "Other Loan Agreement"), and (ii) an amendment to this Agreement that shall modify the term "Premises" to delete those Premises corresponding to the Other Loan Agreement from this Agreement. Lender shall prepare, at Lender's expense, the documents contemplated by the preceding sentence. If Borrower shall fail to execute and deliver any of the documents contemplated by this subsection (5) within ten (10) days after Lender's request, Lender shall be and is hereby irrevocably appointed the agent and attorney-in-fact of Borrower to execute and deliver such documents, which appointment is coupled with an interest and is irrevocable and binding.

      Q. Estoppel Certificate. At any time, and from time to time, each party agrees, promptly and in no event later than fifteen (15) days after a request from the other party, to execute, acknowledge and deliver to the other party a certificate in the form supplied by the other party, certifying: (a) to its knowledge, whether there are then any existing defaults by it or the other party in the performance of their respective obligations under this Agreement or any of the other Loan Documents, and, if there are any such defaults, specifying the nature and extent thereof; (b) that no notice of default has been given or received by it under this Agreement or any of the other Loan Documents which has not been cured, except as to defaults specified in the certificate; (c) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of it; and (d) any other information reasonably requested by the other party in connection with this Agreement and the other Loan Documents.

      R. Release of Excess Land. If at any time after the Closing the parcel of land included in the Premises referred to as Store No. 647, located at 701 N. Resler Drive, El Paso, Texas ("647 Premises") is subdivided or replatted to create two separate parcels (the "Lot Split"), then the portion of the land not improved for use in and necessary for the conduct of the Permitted Concept at the 647 Premises (the "Excess Land"), shall be released from the lien of Lender, evidenced by the Mortgage on the 647 Premises, provided that the following conditions are satisfied:

            (i) Borrower shall have requested such release in writing and provided evidence that the Lot Split has been accomplished in accordance with all applicable laws, ordinances and regulations;

            (ii) The 647 Premises without consideration of the Excess Land (the "Store Parcel") shall have legal ingress and egress to and from adjoining public streets necessary for the successful operation of a Permitted Concept, as determined by Lender in its reasonable discretion;

            (iii) Lender shall have received a copy of the plat or other instrument creating the Lot Split, and if deemed necessary by Lender, Lender shall have received a revised TLTA or ALTA equivalent survey of the Store Parcel, certified to Lender, setting forth, without limitation, the location of all plottable easements, known encumbrances and points of access;

            (iv)    The Store Parcel shall constitute a separate tax parcel;

            (v) The Store Parcel and improvements located thereon shall comply in all respects to the applicable zoning ordinance then in effect;

            (vi) The Store Parcel shall have adequate utility service, with existing utilities entering through public streets or established easements;

SCS Finance I, L.P.
Mortgage Loan

             (vii) Lender shall have received any endorsement to the title policy in effect for the 647 Premises as Lender deems necessary to insure that the priority of the lien on the Store Parcel remains unaffected by the Lot Split and the release of the Excess Land, in a form reasonably acceptable to Lender;

            (viii) Borrower shall have entered into reciprocal easements to insure that ingress and egress is provided as necessary between the Excess Land and the Store Parcel;

            (ix) The Store Parcel shall be sufficient for the operation of a Permitted Concept and shall operate as a Permitted Concept;

            (x) The Personal Property shall be located entirely on the Store Parcel; and

            (xi) Borrower shall have paid to Lender any reasonable costs incurred by Lender in connection with the Lot Split and/or the release of the Excess Land, including, without limitation, recording fees, reasonable inspection fees and reasonable attorney's fees.

Upon satisfaction of the foregoing requirements Lender shall execute and deliver to Borrower a partial release of the applicable Mortgage, releasing the Excess Land from the lien of the applicable Mortgage, in form and substance satisfactory to Lender, which Borrower shall cause to be recorded in the applicable public records.

            S. Confidentiality. (a) Confidential Information may be disclosed to the Permitted Recipients, orally or in writing, by inspection or by permissive observation, or in any other way, but no disclosure will allow the Permitted Recipients to further disclose the Confidential Information or to use it except as permitted by this Agreement. Confidential Information does not include:

            (i) information which was in the public domain, publicly available and publicly known at the time of disclosure, including, without limitation, reports filed by Lessee with the United States Securities and Exchange Commission,

            (ii) information which subsequently becomes public knowledge as a result of a disclosure by Borrower or Lessee, or in any way not involving any breach of this Agreement by Borrower, as of the date of its becoming public, or

            (iii) information which Lender obtains from sources other than Borrower, Lessee or their Affiliates in any manner not involving any breach of this Section by Lender.

      (b) Borrower grants to the Permitted Recipients the nonexclusive right to review and use the Confidential Information in order to understand the operations of Borrower, Lessee and their Affiliates in connection with the transactions contemplated by the Loan Documents. Except as otherwise provided herein or contemplated by subsection (c) below:

            (i) the Confidential Information may not be used for any other purpose or by any Person which is not a Permitted Recipient;

            (ii) Lender will not release or disseminate the Confidential Information, or any part of it, to any Person which is not a Permitted Recipient without specific prior written consent from Borrower; and

            (iii) Lender agrees that in the event it is requested by a judicial, administrative or governmental body or an agency thereof to disclose any of the Confidential Information, it will promptly, insofar as it is practicable to do so, notify Borrower so that Borrower may seek a protective order or other appropriate remedy.

      Lender will in good faith treat the Confidential Information with at least the same care that Lender uses in the protection of its own undisclosed and proprietary information. Lender will advise its Permitted Recipients of

SCS Finance I, L.P.
Mortgage Loan
the confidential and proprietary nature of the Confidential Information and use reasonable efforts to protect the secrecy of such Confidential Information in accordance with the terms of this Agreement.

      Except as otherwise provided in this Section 12.5, upon the repayment of the Loan, in full, Lender will immediately cease all use of the Confidential Information.

      (c) Notwithstanding the foregoing, nothing in this Section 12.5 shall limit or prevent:

            (i) Any Permitted Recipient from utilizing Confidential Information delivered by Borrower or Lessee for the purposes expressly contemplated by this Section 12.5;

            (ii) Lender and its Permitted Recipients from disclosing, distributing and/or making Confidential Information available to any Permitted Recipient as necessary in connection with any Transfer, Participation and/or Securitization provided that Lender advises such Permitted Recipients of the confidential nature of such Confidential Information;

            (iii) Any Permitted Recipient from utilizing Confidential Information in connection with the exercise of Borrower's rights and remedies under the Loan Document;

            (iv) Lender from reporting the Fixed Charge Coverage Ratio for the Premises to investors in connection with the servicing of the Loans evidenced by the Loan Documents; and/or

            (v) Any Permitted Recipient from disclosing Confidential Information as required by court order or subpoena or as otherwise required by any Governmental Authority under applicable law.

                            [SIGNATURE PAGE FOLLOWS]

SCS Finance I, L.P.
Mortgage Loan

      IN WITNESS WHEREOF, Borrower and Lender have entered into this Agreement as of the date first above written.

                              LENDER:

                              GE CAPITAL FRANCHISE FINANCE
                              CORPORATION, a Delaware corporation

                              By /s/ Stephen Y. Schwanz
                                 -----------------------------------------
                                 Stephen Y. Schwanz, Senior Vice President

                              BORROWER:

                              SCS FINANCE I, L.P., a Delaware
                              limited partnership

                              By: SCS Finance GP LLC, a Delaware limited
                                  liability company, its general partner

                                  By: SCS Finance, Inc., a Delaware
                                      corporation, its managing member

                                      By /s/ Jeffrey D. Morris
                                         ---------------------------------
                                         Jeffrey D. Morris, President

                              U.S. Federal Tax Identification Number:

                              71-0902286

                              Organization Identification Number:

                              3564733

SCS Finance I, L.P.
Mortgage Loan

                                POWER OF ATTORNEY

      Lender may act as attorney-in-fact or otherwise on behalf of Borrower pursuant to Section 12.P(5) of this Agreement. This power of attorney is coupled with an interest, is durable and is not affected by subsequent disability or incapacity of the principal or lapse of time.

/s/ J.R.                                /s/ J.D.M.
----------------------                  -------------------------
Witness                                 Borrower

                                     WITNESS

      In accordance with the requirements of Arizona Revised Statutes Section 14-5506 and other applicable law, the undersigned has executed this Agreement for the purpose of witnessing the grant of the powers of attorney by Borrower to Lender.

                                    /s/ Jen Rhodes
                                    --------------------------------------------

STATE OF ARIZONA       )
                       ) SS.
COUNTY OF MARICOPA     )

      The foregoing instrument was acknowledged before me on September 27, 2002 by Stephen Y. Schwanz, Senior Vice President of GE Capital Franchise Finance Corporation, a Delaware corporation, on behalf of the corporation.


                                    /s/ DEBBIE L. SUMAN
                                    --------------------------------------------
                                    Notary Public

My Commission Expires:              [SEAL]

       5-5-06
------------------------

STATE OF ARIZONA       )
                       ) SS.
COUNTY OF MARICOPA     )

      The foregoing instrument was acknowledged before me on September 27, 2002 by Jeffrey D. Morris, President of SCS Finance, Inc., a Delaware corporation, Managing Member, on behalf of SCS Finance GP LLC, a Delaware limited liability company, the General Partner on behalf of SCS Finance I, L.P., a Delaware limited partnership, on behalf of the partnership.

                                    /s/ DEBBIE L. SUMAN

                                    --------------------------------------------
                                    Notary Public

My Commission Expires:              [SEAL]

       5-5-06
------------------------